                                                                EXHIBIT 10.1

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                            dated as of July 30, 1996


                                      among


                          InterMedia Partners IV, L.P.


                                       and

                              The Bank of New York,
                             as Administrative Agent

                                       and

                              The Bank of New York
                           NationsBank of Texas, N.A.
                         Toronto Dominion (Texas), Inc.,
                               as Arranging Agents

                                       and

                           NationsBank of Texas, N.A.
                         Toronto Dominion (Texas), Inc.,
                              as Syndication Agents

                                       and

                    The Financial Institution Parties Hereto.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I                                          DEFINITIONS.................................................  2
        Section 1.01.                              Definitions.................................................  2

ARTICLE II                                         THE REVOLVING CREDIT AND TERM LOANS......................... 24
        Section 2.01.                              The Revolving Credit and Term Loans......................... 24
        Section 2.02.                              Procedure for Borrowings.................................... 24
        Section 2.03.                              Revolving Credit Notes and the Term
                                                   Notes....................................................... 26
        Section 2.04.                              Revolving Credit Commitment Fee............................. 26
        Section 2.05.                              Other Fees.................................................. 27
        Section 2.06.                              Optional Cancellation or Reduction of
                                                   Total Revolving Credit Commitment and
                                                   Term Loans.................................................. 27
        Section 2.07.                              Mandatory Reductions of the Total
                                                   Revolving Credit Commitment................................. 28
        Section 2.08.                              Mandatory and Optional Prepayment........................... 29

ARTICLE III                                        [RESERVED].................................................. 31

ARTICLE IV                                         INTEREST.................................................... 31
        Section 4.01.                              Interest on ABR Loans....................................... 31
        Section 4.02.                              Interest on Eurodollar Loans................................ 31
        Section 4.03.                              Procedure for Interest Determination........................ 32
        Section 4.04.                              Post Default Interest....................................... 33
        Section 4.05.                              Maximum Interest Rate....................................... 34

ARTICLE V                                          DISBURSEMENT AND PAYMENT.................................... 34
        Section 5.01.                              Pro Rata Treatment.......................................... 34
        Section 5.02.                              Method of Payment........................................... 35
        Section 5.03.                              Compensation for Losses..................................... 35
        Section 5.04.                              Taxes, Reserves and Additional Costs........................ 36
        Section 5.05.                              Unavailability.............................................. 39

ARTICLE VI                                         REPRESENTATIONS AND WARRANTIES.............................. 40
        Section 6.01.                              Representations and Warranties.............................. 40

ARTICLE VII                                        CONDITIONS OF LENDING....................................... 52
        Section 7.01.                              Conditions to the Making of the Initial
                                                   Loans....................................................... 52

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

                                                                                                               Page
                                                                                                               ----
        Section 7.02.                              Conditions to the Making of Each Loan....................... 56

ARTICLE VIII                                       COVENANTS................................................... 56
        Section 8.01.                              Affirmative Covenants....................................... 56
        Section 8.02.                              Negative Covenants.......................................... 63

ARTICLE IX                                         EVENTS OF DEFAULT........................................... 72
        Section 9.01.                              Events of Default........................................... 72

ARTICLE X                                          THE AGENT AND THE LENDERS................................... 76
        Section 10.01.                             Appointment, Powers and Immunities.......................... 76
        Section 10.02.                             Sharing of Payments and Expenses............................ 77
        Section 10.03.                             The Agent's Liabilities..................................... 78
        Section 10.04.                             Defaults and Events of Default.............................. 78
        Section 10.05.                             Rights as a Lender.......................................... 78
        Section 10.06.                             Lender Credit Decision...................................... 79
        Section 10.07.                             Indemnification............................................. 79
        Section 10.08.                             Failure to Act.............................................. 80
        Section 10.09.                             Resignation of Agent........................................ 80
        Section 10.10.                             Withholding Tax Exemption................................... 81
        Section 10.11.                             Duties and Obligations of Arranging
                                                   Agents and Co-Agents........................................ 81

ARTICLE XI                                         CONSENT TO JURISDICTION; WAIVER OF JURY
                                                   TRIAL....................................................... 82
        Section 11.01.                             Consent to Jurisdiction..................................... 82
        Section 11.02.                             Waiver of Jury Trial........................................ 82

ARTICLE XII                                        MISCELLANEOUS............................................... 83
        Section 12.01.                             APPLICABLE LAW.............................................. 83
        Section 12.02.                             Set-off..................................................... 83
        Section 12.03.                             Expenses; Indemnification................................... 83
        Section 12.04.                             Amendments.................................................. 84
        Section 12.05.                             Cumulative Rights and No Waiver............................. 85
        Section 12.06.                             Notices..................................................... 85
        Section 12.07.                             Separability................................................ 86
        Section 12.08.                             Assignments and Participations.............................. 86
        Section 12.09.                             Execution in Counterparts................................... 88
        Section 12.10.                             Survival.................................................... 88

ARTICLE XIII                                       LIMITED RECOURSE............................................ 88

                                                                                                               Page
                                                                                                               ----

        Section 13.01.                             Limited Recourse............................................ 88


Exhibit A                              Form of Revolving Credit Borrowing Notice
Exhibit B                              Form of Revolving Credit Note
Exhibit C                              Form of Term Loan Borrowing Notice
Exhibit D                              Form of Term Loan Note
Exhibit E                              Form of Interest Election
Exhibit F-1                            Form of Pillsbury Madison & Sutro LLP Opinion
Exhibit F-2                            Form of FCC Counsel Opinion
Exhibit F-3                            Form of General Counsel Opinion
Exhibit G                              Form of Security and Hypothecation Agreement
Exhibit H                              Form of Guarantee
Exhibit I                              Form of Intercompany Loan Agreement
Exhibit J                              Form of Intercompany Note
Exhibit K                              Form of Letter from Maker of Intercompany Note

Schedule I                             Acquisition Systems
Schedule II                            Systems
Schedule III                           Acquisition Systems Agreements
Schedule IV                            Liens
Schedule V                             Adjustments for Pro Forma Effects of
                                       Greenville/Spartanburg and Viacom Nashville
Schedule VI                            Deductions in the Calculation of Total
                                       Consolidated Debt

                             REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as
of July 30, 1996, among INTERMEDIA PARTNERS IV, L.P., a California limited partnership (the "Borrower"), InterMedia Capital Partners IV, L.P., a California limited partnership, as to certain provisions, each of the several financial institutions identified on the signature pages hereof (each a "Lender", and collectively the "Lenders"), The Bank of New York, NationsBank of Texas, N.A. and The Toronto-Dominion Bank, as arranging agents (the "Arranging Agents"), NationsBank of Texas, N.A. and The Toronto-Dominion Bank, as syndication agents (the "Syndication Agents") and The Bank of New York, as administrative agent (the "Agent").


                              W I T N E S S E T H:


                             WHEREAS, the Borrower has requested the Lenders to
(i) lend up to $475,000,000 to the Borrower on a revolving basis and (ii) make a term loan in the principal amount of $220,000,000 to enable the Borrower to refinance certain indebtedness of its subsidiaries, finance the acquisition of IP West Tennessee, the Greenville/Spartanburg Cable System, the Viacom Nashville System and RMG (all as hereinafter defined) and for other general partnership purposes; and

                             WHEREAS, the Guarantors (as hereinafter defined)
will jointly and severally guarantee the obligations of the Borrower hereunder; and

                             WHEREAS, the Borrower is willing to secure all of
its obligations hereunder by pledging to the Lenders the collateral described in the Hypothecation Agreements (as hereinafter defined) executed by the Borrower and the Restricted Subsidiaries; and

                             WHEREAS, the partners of the Borrower are willing
to secure all of the Borrower's obligations hereunder by hypothecating and granting a security interest in favor of the Lenders in their respective partnership interests in the Borrower;

                             NOW, THEREFORE, the parties hereto agree as
follows:

                                    ARTICLE I

                                   DEFINITIONS

                             Section 1.01.  Definitions.

                             (a) Accounting Terms and Determinations. Unless
otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP as of the date of determination or preparation; provided, however, that in the event that application of GAAP, as existing on the date of determination or preparation, would produce inconsistencies with prior statements, certificates and/or reports, an explanation of such inconsistencies shall be included with the current statements, certificates and/or reports being delivered.

                             (b) Other Terms. The following terms shall have the
meanings ascribed to them below or in the Sections of this Agreement indicated below and include the plural as well as the singular:

                             "ABR Loans" has the meaning ascribed to such term
in Section 4.01.

                             "ABR Revolving Loans" means Revolving Credit Loans
or portions thereof which bear interest at the rate and in the manner set forth in Section 4.01.

                             "ABR Term Loans" means Term Loans or portions
thereof which bear interest at the rate and in the manner set forth in Section 4.01.

                             "Acquisition Systems" means each of the cable
television systems listed on Schedule I; provided, that in connection with any Borrowing made to finance (in whole or in part) the acquisition of a cable television system, the term "Acquisition Systems" shall include such cable television system for purposes of making the representations and warranties contained in Article VI in connection with such Borrowing.

                             "Acquisition Systems Agreements" means each of the
agreements set forth on Schedule III pursuant to which the Borrower or a Restricted Subsidiary will acquire an Acquisition System listed on Schedule I.

                             "Administration Agreements" means (i) the
Administration Agreement between IMI and IP-Southeast dated as of July 30, 1996,
(ii) the Administration Agreement between IMI and IP Tennessee dated as of January 19, 1995, (iii) the Amended and Restated Administration Agreement, dated as of December 27, 1990 between IMI and IP West Tennessee, and (iv) the Administration Agreement between IMI, the Borrower and IP-IV Capital dated as of March 19, 1996.

                             "Adverse Environmental Condition" means the
occurrence of any of the events referred to in the definition of Environmental Claim.

                             "Affiliate" of any Person means any Person that
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such other Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of equity interests, by contract or otherwise.

                             "Annualized Cash Flow" as of any date, means an
amount equal to four times Cash Flow for the most recently completed fiscal quarter; provided, however, that for the period through December 31, 1996, Annualized Cash Flow shall mean an amount equal to four times Cash Flow for the later of (i) the most recent fiscal quarter for which financial statements have been furnished to the Agent pursuant to Section 8.01(a)(i) or (a)(ii) and (ii) the most recently completed three months for which the Agent has received an unaudited income statement pursuant to Section 8.01(a)(vii).

                             "Applicable Margin" means a margin of 2.375% in
respect of Eurodollar Term Loans and 1.125% in respect of ABR Term Loans, and in respect of ABR Revolving Loans and Eurodollar Revolving Loans, a margin based on the Senior Leverage Ratio (after giving effect to any contemporaneous borrowings or repayments) as follows:


                                    Applicable Margin
                                    -----------------

                                   Eurodollar Revolving           ABR Revolving
    Senior Leverage Ratio                 Loans                       Loans
    ---------------------          --------------------           -------------
Greater than 5.50x                          1.750%                     0.500%

Greater than 5.25x and less
than or equal to 5.50x                      1.625%                     0.375%

Greater than 5.00x and less
than or equal to 5.25x                      1.500%                     0.250%

Greater than 4.75x and less
than or equal to 5.00x                      1.375%                     0.125%

Greater than 4.50x and less
than or equal to 4.75x                      1.250%                     0.000%

Greater than 4.00x and less
than or equal to 4.50x                      1.000%                     0.000%

Greater than 3.50x and less
than or equal to 4.00x                      0.875%                     0.000%

Less than or equal to 3.50x                 0.750%                     0.000%


; provided, however, that any change in the Applicable Margin shall be effective, with respect to all Revolving Credit Loans, commencing at the earlier of (i) a change in the amount of Loans outstanding hereunder, and (ii) one business day after the date upon which the financial information and the certificate of a Responsible Person referred to in Section 8.01(a)(i) was delivered to the Agent.

                             "Assignee" has the meaning ascribed to such term
in Section 12.08(c).

                             "AVR" means AVR of Tennessee, L.P., a California
limited partnership.

                             "AVR Transactions" means the transactions
contemplated by that certain Purchase Agreement (the "AVR Purchase Agreement") dated as of July 25, 1996 among RMG, IP-Southeast and AVR, including (i) the sale by RMG and IP Southeast of their partnership interest in AVR, (ii) RMG's distribution to TCI or any of its subsidiaries, (iii) IP Southeast's distribution to the Borrower, (iv) the Borrower's distribution to IP-IV Capital and (v) IP-IV Capital's distribution to its partners.

                             "Base Rate" means, for any day, a fluctuating
interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest publicly announced by the Agent from time to time at its Principal Office as its prime commercial lending rate and (ii) the Federal Funds Rate plus 1/2%.

                             "B of A Loan" means the loan made pursuant to the
Loan Agreement dated as of May 8, 1996 between IP Southeast and Bank of America NT & SA (the "B of A Loan Agreement").

                             "Borrowed Money" means as to any Person any
obligation of such Person to repay money borrowed, any indebtedness of such Person evidenced by notes (other than trade debt incurred in the ordinary course of business and payable on terms not longer than 90 days and Intercompany Loans), debentures or similar instruments, any obligation of such Person to pay for goods or services under a conditional sale or other title retention agreement, any obligation of others constituting Borrowed Money secured by any asset of such Person, whether or not such obligation is assumed by such Person, any obligation for Borrowed Money of others guaranteed by such Person and all Capital Lease Obligations of such Person; provided, however, Borrowed Money shall not include (with respect to IP-IV Capital) an amount equal to the funds held in the IP-IV Capital Escrow Account.

                             "Borrower Interest Expense" means at any date, the
aggregate amount of (i) all payments of interest (other than payments in kind) on indebtedness for Borrowed Money of the Borrower (including payments representing the interest portion of Capital Lease Obligations as determined in accordance with GAAP) which were actually made during the immediately preceding four fiscal quarters plus (ii) the amount (which may be negative) of all payments scheduled to be made (net of scheduled payments from counterparties) by the Borrower in respect of all Interest Rate Agreements for such four fiscal quarters.

                             "Borrower Hypothecation Agreement" means the
Security and Hypothecation Agreement executed by the Borrower substantially in the form of Exhibit G, as it may be amended or supplemented from time to time.

                             "Borrower Partnership Agreement" means the
InterMedia Partners IV, L.P. -- Amended and Restated Agreement of Limited Partnership, dated as of March 19, 1996.

                             "Borrower's Pro Forma Annual Interest Expense"
means, as of any date, the sum (calculated without duplication) of (i) the aggregate amount of all payments of interest (other than payments in kind) on indebtedness for Borrowed Money of the Borrower (including payments representing the interest portion of Capital Lease Obligations as determined in accordance with GAAP) scheduled to be made for the next succeeding four fiscal quarters (the first of which shall commence after the next succeeding Quarterly Date) plus (ii) the amount (which may be negative) of all payments scheduled to be made (net of scheduled payments from counterparties) by the Borrower in respect of all Interest Rate Agreements for such four fiscal quarter period. For purposes of this definition, the interest rates in effect on such date with respect to any indebtedness for Borrowed Money or Interest Rate Agreements will, subject to contractual, non-contingent changes in the interest rate or the Applicable Margin, be assumed to be in effect for such indebtedness for Borrowed Money or Interest Rate Agreement as long as it is outstanding and the principal amount of such indebtedness for Borrowed Money outstanding as of such date (after giving effect to any contemporaneous borrowings or repayments) will, subject to contractual, non-contingent obligations to make mandatory payments or prepayments of principal, be deemed to be outstanding during such four fiscal quarter period.

                             "Borrowing" means the aggregate Revolving Credit
Loans or Term Loans made by all Revolving Credit Lenders or Term Lenders, as the case may be, on a particular Borrowing Date.

                             "Borrowing Date" has the meaning ascribed to such
term in Section 2.02.

                             "Business Day" means any day except a Saturday,
Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

                             "Capital Lease Obligations" means, as to any
Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement containing the right to use) real or personal property, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and for the purposes of this Agreement the amount of such obligations shall be the outstanding amount thereof, determined in accordance with GAAP.

                             "Cash Flow" means, for the most recent preceding
fiscal quarter for which the Borrower is required to have delivered a quarterly financial report pursuant to Section 8.01(a), the sum (calculated without duplication) of (a) net income attributable to the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP, as adjusted to exclude non-recurring gains and losses on unusual items and adjusted on a pro forma basis to give effect to acquisitions, exchanges and dispositions of assets of the Borrower or any of the Restricted Subsidiaries during any relevant period as if such transactions occurred on the first day of such period and (b) to the extent deducted in the calculation of net income in clause (a) above, accrued or paid income taxes, interest expense, depreciation, amortization, and other non-cash charges to income for such period (including the difference, if positive, between the amount of Management Fees accrued for such period and the amount of Management Fees actually paid for such period); provided, however, that for the period through December 31, 1996, Cash Flow, as calculated hereunder, shall mean an amount equal to the Cash Flow for the later of (i) the most recent fiscal quarter for which financial statements have been furnished to the Agent pursuant to Section 8.01(a)(i) or (a)(ii) and (ii) the most recently completed three months for which the Agent has received an unaudited income statement pursuant to Section 8.01(a)(vii). In addition, the calculation of Cash Flow shall be adjusted for certain pro forma effects of the acquisition, combination and integration of the Greenville/Spartanburg Cable System and the Viacom Nashville System which are reasonably acceptable to the Arranging Agents in accordance with Schedule V attached hereto.

                             "Closing Date" means the initial Borrowing Date.

                             "Code" means the Internal Revenue Code of 1986, as
amended.

                             "Consolidated" means consolidated according to
GAAP.

                             "Contaminant" means any waste, pollutant,
hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any regulated constituent of any such substance or waste, including any such substance regulated under any Environmental Law.

                             "Contingent Liability" has the meaning ascribed to
such term in Section 8.02(f).

                             "Credit Documents" means this Agreement, the
Hypothecation Agreements, the Guarantees and the Notes, as any of them may be amended or supplemented from time to time.

                             "DD Cable Holdings" means DD Cable Holdings, Inc.,
a Wisconsin corporation.

                             "DD Cable Partners" means DD Cable Partners, L.P.,
a California limited partnership.

                             "DD Cable Transactions" means (i) the sale by DD
Cable Holdings and DD Cable Partners of their assets to Triax Midwest Associates, L.P. as contemplated by that certain Contribution Agreement dated as of April 5, 1996 among DD Cable Holdings, DD Cable Partners, Triax Midwest Associates, L.P., certain subsidiaries of DD Cable Holdings, VF&A Communications Partners II, L.P., Equity-Linked Investors-II and DLJ Investment Partners, L.P., as amended by that certain Letter Agreement dated May 10, 1996 (the "DD Cable Agreement"), (ii) an equity contribution (in respect of a limited partnership interest) made by RMG to IP II in the amount of $300,000 and (iii) the subsequent sale by RMG of its limited partnership interest in IP II.

                             "Default" means any event which, with the giving
of notice or the lapse of time, or both, would constitute an Event of Default.

                             "Election Date" has the meaning ascribed to such
term in Section 4.03(b)(i).

                             "Environmental Claim" means any claim, assertion,
demand, notice of violation, suit, administrative or judicial proceeding, regulatory action, investigation, information request or order involving any Hazardous Substance, Environmental Law, noise or odor pollution or any injury or threat of injury to human health, property or the environment.

                             "Environmental Law" means any federal, state,
local or foreign statute or common law, regulation, order, decree, opinion or agency requirement as now in effect or hereinafter adopted relating to (i) the handling, use, presence, disposal or release of any Hazardous Substance or (ii) the protection, preservation or restoration of the environment, natural resources or human health or safety.

                             "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time.

                             "ERISA Group" means the Borrower and all members
of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or are considered to be one employer under Section 4001 of ERISA.

                             "Eurodollar Base Rate" means, with respect to any
Interest Period for a Eurodollar Loan, the rate per annum determined by the Agent to be the offered rate for dollar deposits with a term comparable to such Interest Period that appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace such page on such service, or on another service designated by the British Bankers' Association, for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period.

                             "Eurodollar Lending Office" means the office of
each Lender designated on the signature pages hereof as its Eurodollar Lending Office or such other office it may from time to time designate in writing to the Agent as its Eurodollar Lending Office.

                             "Eurodollar Loans" has the meaning ascribed to
such term in Section 4.02.

                             "Eurodollar Reserve Percentage" means that
percentage, expressed as a decimal, which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of eurocurrency funding liabilities.

                             "Eurodollar Revolving Loans" means Revolving
Credit Loans or portions thereof which bear interest at the rate and in the manner set forth in Section 4.02.

                             "Eurodollar Term Loans" means Term Loans or
portions thereof which bear interest at the rate and in the manner set forth in Section 4.02.

                             "Event of Default" has the meaning ascribed to
such term in Section 9.01.

                             "Federal Funds Rate" means, for any day, a
fluctuating interest rate per annum equal (rounded, if necessary, to the next greater 1/16 of 1%) to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to or by the Agent on such day on such transactions as determined by the Agent.

                             "Franchise" means a franchise, license,
authorization or right to construct, own, operate, promote, extend and/or otherwise utilize any cable television system operated or to be operated by the Borrower or any Restricted Subsidiary granted by any state, county, city, town, village or other local government authority but shall not include any such franchise, license, authorization or right which is incidentally required for the purpose of installing, constructing or extending a cable television system.

                             "GAAP" means generally accepted accounting
principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                             "Governmental Authority" means any nation or
government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                             "Greenville/Spartanburg Cable System" means the
cable television systems in the Greenville/Spartanburg metropolitan area that affiliates of TCI have agreed to contribute to the Borrower pursuant to that certain Contribution Agreement dated March 4, 1996 between TCI of Greenville, Inc., TCI of Piedmont, Inc., TCI of Spartanburg, Inc. and the Borrower as amended by that certain First Amendment to Contribution Agreement dated as of June 21, 1996.

                             "Greenville/Spartanburg Debt" means debt owing to
TCI or its Affiliates pursuant to (i) that certain Promissory Note dated as of January 26, 1995 made by TCI of Greenville, Inc., (ii) that certain Promissory Note dated as of January 26, 1995 made by TCI of Piedmont, Inc., and (iii) that certain Promissory Note dated as of January 26, 1995 made by TCI of Spartanburg, Inc. (collectively, the "Greenville/Spartanburg Loan Agreement") in the amount of (i) prior to the Nashville Closing $122.4 million or (ii) following the Nashville Closing $75.9 million.

                             "Guarantee" means each guarantee by a Guarantor of
the obligations of the Borrower hereunder substantially in the form of Exhibit H.

                             The term "guarantee" means (without duplication)
any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (i) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (ii) any agreement (A) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (B) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (C) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any guarantee shall be equal to the outstanding amount of the obligations directly or indirectly guaranteed.

                             The term "guarantee" shall not include any
security bond obligations, guarantees, or, to the extent of $1,000,000 in the aggregate, letters of credit as security for the performance of the Borrower, undertaken or incurred in the ordinary course of its business (other than in connection with the borrowing of money or obtaining of credit) as presently conducted for or on behalf of the Borrower.

                             "Guarantors" means IP-IV Capital and the
Restricted Subsidiaries.

                             "Hazardous Substance" means any substance, in any
concentration or mixture, that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) petroleum product or by-product, asbestos containing material, polychlorinated biphenyls, radioactive material or radon or
(iii) any waste or other substance regulated by any Governmental Authority or any Environmental Law.

                             "Houston Loan" means the loan made pursuant to the
Loan Agreement dated as of May 8, 1996 between IP Southeast and TCI of Houston, Inc. (the "Houston Loan Agreement").

                             "Hypothecation Agreements" means the Security and
Hypothecation Agreements by each of the Borrower, IP-IV Capital, ICM IV, TCID-IP V, Inc., each Restricted Subsidiary and IP-Southeast, substantially in the form of Exhibit G, in each case as they may be amended or supplemented from time to time.

                             "ICM IV" means InterMedia Capital Management IV,
L.P., a California limited partnership.

                             "ICM IV Intercompany Loan Agreement" means that
certain Term Loan Agreement between ICM IV and the Borrower, dated as of the date hereof.

                             "ICM IV Partnership Agreement" means InterMedia
Capital Management IV, L.P. Amended and Restated Agreement of Limited Partnership dated as of September 30, 1995, as amended.

                             "IMI" means InterMedia Management, Inc., a
California corporation.

                             "Intercompany Loan" means any loan made by (i) the
Borrower to a Restricted Subsidiary, (ii) any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, or (iii) by IP-IV Capital to the Borrower or a Restricted Subsidiary, in each case for general partnership purposes pursuant to an Intercompany Loan Agreement and evidenced by an Intercompany Note.

                             "Intercompany Loan Agreement" means a loan
agreement in respect of an Intercompany Loan, substantially in the form of
Exhibit I, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement; provided, that for so long as the IP West Tennessee Loan is outstanding, the term "Intercompany Loan Agreement" shall also include the IP West Tennessee Loan Agreement.

                             "Intercompany Note" means any note evidencing
obligations in respect of Intercompany Loans substantially in the form of Exhibit J; provided, that for so long as the IP-West Tennessee Loan is outstanding, the term "Intercompany Note" shall also include the note evidencing the IP West Tennessee Loan which was delivered to the Agent on the Closing Date.

                             "Interest Coverage Ratio" means the ratio of (i)
Annualized Cash Flow to (ii) Interest Expense for the most recent four fiscal quarters.

                             "Interest Expense" means Borrower Interest Expense
plus IP-IV Capital's Cash Interest Expense.

                             "Interest Period" means each one-, two-, three- or
six-month period, in the case of Eurodollar Loans; such period being selected by the Borrower pursuant to Section 2.02(a) or 4.02(b) hereof and commencing on the date the relevant Eurodollar Loan is made or the last day of the current Interest Period, as the case may be.

                             "Interest Rate Agreement" means any interest rate
swap agreement, interest rate cap agreement or similar arrangement used by a Person to fix or cap a floating rate of interest on indebtedness for Borrowed Money.

                             "IP-II" means InterMedia Partners II, L.P., a
California limited partnership.

                             "IP-IV Capital" means InterMedia Capital Partners
IV, L.P., a California limited partnership.

                             "IP-IV Capital Escrow Account" shall mean the
escrow account of the Trustee for the IP-IV Capital Notes established by IP-IV Capital in connection with the issuance of the IP-IV Capital Notes.

                             "IP-IV Capital Escrow Collateral" means the
collateral purchased with approximately $88,700,000 of proceeds from the IP-IV Capital Notes which will be used to pay the interest payments on such notes through August 1, 1999.

                             "IP-IV Capital Escrow Transactions" shall mean the
transactions pursuant to which IP-IV Capital will use $88,755,546.75 of the proceeds of the IP-IV Capital Notes to establish the IP-IV Capital Escrow Account, funds from which shall be used exclusively to make interest and, in certain cases, principal payments on behalf of IP-IV Capital from the Closing Date through August 1, 1999 to the holders of the IP-IV Capital Notes pursuant to the terms of such notes; the obligation of IP-IV Capital to make such payments to the holders of the IP-IV Capital Notes shall be secured by a fully perfected first priority security interest in the IP-IV Capital Escrow Account.

                             "IP-IV Capital Notes" means the Senior Discount
Notes Due 2006 issued by IP-IV Capital and IPCC pursuant to the Indenture dated as of July 30, 1996, among IP-IV Capital, IPCC and The Bank of New York, as trustee.

                             "IP-IV Capital Partnership Agreement" means
InterMedia Capital Partners IV, L.P. Agreement of Limited Partnership dated as of March 19, 1996.

                             "IP-IV Capital's Cash Interest Expense" means at
any date, the aggregate amount of (i) all payments of interest (other than payments in kind and payments made from the IP-IV Capital Escrow Account) on indebtedness for Borrowed Money of IP-IV Capital (including payments representing the interest portion of Capital Lease Obligations as determined in accordance with GAAP) which were actually made during the immediately preceding four fiscal quarters plus (ii) the amount (which may be negative) of all payments scheduled to be made (net of scheduled payments from counterparties) by IP-IV Capital in respect of all Interest Rate Agreements for such four fiscal quarters.

                             "IP-IV Capital's Pro Forma Annual Cash Interest
Expense" means as of any date, the sum (calculated without duplication) of (i) the aggregate amount of all payments of interest (other than payments in kind and other payments made from the IP-IV Capital Escrow Account) on indebtedness for Borrowed Money of IP-IV Capital (including payments representing the interest portion of Capital Lease Obligations as determined in accordance with
GAAP) scheduled to be made (excluding any such payments for which collateral is available and on deposit (or is expected to accrete prior to such payment date) in the IP-IV Capital Escrow Account) for the next succeeding four fiscal quarters (the first of which shall commence after the next succeeding Quarterly
Date) plus (ii) the amount (which may be negative) of all payments scheduled to be made (net of scheduled payments from counterparties) by IP-IV Capital in respect of all Interest Rate Agreements for the next succeeding period of four fiscal quarters. For purposes of this definition, the interest rates in effect on such date with respect to any indebtedness for Borrowed Money or Interest Rate Agreements will, subject to contractual, non-contingent changes in the interest rate, be assumed to be in effect for such indebtedness for Borrowed Money or Interest Rate Agreement as long as it is outstanding and the principal amount of such indebtedness for Borrowed Money outstanding as of such date (after giving effect to any contemporaneous borrowings or repayments) will, subject to contractual, non-contingent obligations to make mandatory payments or prepayments of principal, be deemed to be outstanding during such four fiscal quarter period.

                             "IPCC" means InterMedia Partners IV Capital
Corporation, a Delaware corporation.

                             "IP-Southeast" means InterMedia Partners
Southeast, a California general partnership.

                             "IP Tennessee" means InterMedia Partners of
Tennessee, a California general partnership.

                             "IP Tennessee Loans" means the obligations of IP
Tennessee under the Revolving Credit Agreement, dated as of January 29, 1996, among IP Tennessee, the banks parties thereto and The Bank of New York, as agent, as the same may be amended or supplemented.

                             "IP West Tennessee" means InterMedia Partners of
West Tennessee, L.P., a California limited partnership.

                             "IP West Tennessee Contribution Agreement" means
the Contribution Agreement, dated as of April 30, 1996, between IP-IV Capital, Intermedia Partners and General Electric Capital Corporation as amended by the First Amendment to Contribution Agreement dated as of June 26, 1996 and as further amended by the Second Amendment to Contribution Agreement dated as of July 25, 1996.

                             "IP West Tennessee Loan" means loan(s) made
pursuant to the Amended and Restated Loan Agreement dated as of October 3, 1994 between InterMedia Partners and General Electric Capital Corporation (the "IP West Tennessee Loan
Agreement").

                             "LIBOR" means with respect to any Interest Period
the rate per annum determined pursuant to the following formula:


                             LIBOR =    Eurodollar Base Rate
                                        ---------------------------------
                                        1 - Eurodollar Reserve Percentage;

LIBOR shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                             "Lien" means any lien, mortgage, pledge, security
interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                             "Loans" means, collectively, the Revolving Credit
Loans and Term Loans outstanding hereunder from time to time.

                             "Majority Lenders" means at any date Lenders
having at least 51% of the sum of outstanding Term Loans plus the Total Revolving Credit Commitment or, if the Total Revolving Credit Commitment has been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.

                             "Management Agreements" means (i) the Management
Agreement between ICM IV and IP West Tennessee dated as of July 30, 1996, and
(ii) the Management Agreement between ICM IV and RMG dated as of July 30, 1996.

                             "Management Fees" means the management fees
payable (i) by the Borrower, IP-Southeast, IP Tennessee and IP-IV Capital pursuant to their respective partnership agreements as in effect as of the date hereof to ICM IV, and

(ii) by IP West Tennessee and RMG pursuant to the Management Agreements with ICM IV.

                             "Material Adverse Effect" means (i) any material
adverse effect on the business, properties, conditions (financial or otherwise), or present operations, of the Borrower, IP-IV Capital, the Guarantors and the Restricted Subsidiaries, taken as a whole, since the Closing Date, (ii) any event or circumstance which is reasonably probable to occur and which is reasonably probable to have a material adverse effect on the prospective business, properties, conditions (financial or otherwise) or operations of the Borrower, IP-IV Capital, the Guarantors and the Restricted Subsidiaries, taken as a whole, since the Closing Date, (iii) any material adverse effect on the ability of the Borrower, IP-IV Capital, the Guarantors and the Restricted Subsidiaries, taken as a whole, to perform the obligations hereunder and under the other Credit Documents, (iv) any material adverse effect on the legality, validity, binding effect or enforceability of this Agreement or any other material Credit Document, or (v) any material adverse effect on the perfection or priority of the Lenders' Liens upon the collateral described in the Hypothecation Agreements.

                             "Maturity Date" means January 1, 2005.

                             "Multiemployer Plan" means a multiemployer plan as
defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made or accrued contributions.

                             "Nashville Closing" means the (a) consummation of
the transactions contemplated by, and in accordance with, the Nashville Exchange Agreement, including (i) the acquisition by IP-Southeast of the Prime Houston Systems, (ii) the acquisition by TCIC of the Viacom Nashville System and (iii) the exchange of the aforementioned cable television systems by IP-Southeast and TCIC; (b) the repayment in full of the Houston Loan and the B of A Loan and the effective release of all collateral pledged to the lenders thereunder to secure the Houston Loan or the B of A Loan; and (c) the receipt by the Agent of a certificate from a Responsible Party promptly after the closing of the transactions specified in
(a) and (b) above stating that such transactions have occurred.

                             "Nashville Date" means the date six (6) months
after the Closing Date; provided that the Nashville Date may be extended with the consent of all of the Lenders.

                             "Nashville Exchange" means an exchange between
IP-Southeast and TCIC of the Prime Houston Systems and the Viacom Nashville System pursuant to the Nashville Exchange
Agreement.

                             "Nashville Exchange Agreement" means the Exchange
Agreement dated December 16, 1995 between IP-Southeast and TCIC, providing for the exchange of Prime Houston Systems and the Viacom Nashville System.

                             "Notes" means, collectively, the Revolving Credit
Notes and the Term Notes.

                             "Other Fees" has the meaning ascribed to such term
in Section 2.05.

                             "Participant" has the meaning ascribed to such
term in Section 12.08(b).

                             "PBGC" means the Pension Benefit Guaranty
Corporation or any successor thereto.

                             "Pension Plan" means a Plan that (i) is an
employee pension benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and (ii) is subject to the provisions of Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

                             "Permitted Administration Fee Payments" means the
payment by the Borrower to IMI of the administration fees provided for in the Administration Agreements to the extent of costs and expenses actually incurred under the relevant Administration Agreement.

                             "Permitted Acquisitions" means acquisitions of
cable systems in Tennessee, Kentucky, North Carolina, South
Carolina and Georgia.

                             "Permitted Encumbrances" means (i) Liens for taxes
not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained, (ii) Liens (other than Liens imposed with respect to any Plan) incurred or deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance, (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), Franchises, pole rentals, leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) mechanics', workmen's, materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, (v) minor imperfections of title on real estate, provided such imperfections do not render title unmarketable, (vi) Liens incurred in the ordinary course of business which, individually or in the aggregate, do not exceed $2,500,000, (vii) Liens arising in the ordinary course of business in favor of landlords of real property leases to the extent of assets of the Borrower, IP-IV Capital or a Restricted Subsidiary actually located on the premises and (viii) with respect to IP-IV Capital, the Lien of the holders of the IP-IV Capital Notes in connection with the IP-IV Capital Escrow Transactions and (ix) the Liens specified on Schedule IV.

                             "Permitted Management Fee Payments" means, without
duplication, (i) the payment by the Borrower to ICM IV on the Closing Date of the Management Fees in respect of the one year period from the relevant acquisition date for each System listed on Schedule II and each Acquisition System, (ii) the payment by the Borrower to ICM IV on the date of the Nashville Closing of the Management Fees in respect of the one year period from the date of the Nashville Closing for the Viacom Nashville System, (iii) commencing one year following the acquisition date of each System, the payment by the Borrower to ICM IV in advance at the beginning of each fiscal quarter 80% of the Management Fees payable in respect of such fiscal quarter, provided that Management Fees for any fiscal year may not exceed 1% of the aggregate contributed equity of the Borrower and
(iii) the payment by the Borrower to ICM IV of the balance of any Management Fees for any fiscal year may be made in the immediately following fiscal year; provided, that (1) the Borrower has delivered a compliance certificate as to the nonexistence of an Event of Default and (2) no Event of Default exists or would exist as a result of the contemplated payment of Management Fees.

                             "Person" means any individual, sole proprietor-
ship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                             "Plan" means an employee benefit plan as defined
in Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by the Borrower or any member of the ERISA Group.

                             "Pole Attachment Agreements" means, collectively,
all agreements, contracts or licenses relating to the licensing or other grant of rights for use of municipal or utility company, telephone or other poles, conduits or trenches for the purpose of supporting or housing cables comprising an element of any System.

                             "Prime Houston Systems" means certain cable
television systems in and around Houston, Texas, acquired by IP-Southeast from Prime Cable of Fort Bend, L.P. and Prime
Cable Income Partners, L.P. in order to effectuate the Nashville Exchange.

                             "Principal Office" means, with respect to the
Agent, its principal office located at One Wall Street, New York, New York
10286.

                             "Pro Forma Debt Service" means, as of any date,
the sum (calculated without duplication) of (i) the Borrower's Pro Forma Annual Interest Expense, (ii) Term Loan payments required to be made pursuant to Section 2.03 (other than, if applicable, the Term Loan payment due on July 1, 2004 and January 1, 2005) for the next succeeding four fiscal quarters, the first of which shall commence after the next succeeding Quarterly Date, (iii) the difference, if positive, between (a) the aggregate principal amount of Revolving Credit Loans outstanding on the date of determination and (b) the amount of the Total Revolving Credit Commitment as of the last day of the fourth succeeding fiscal quarter (as specified in (ii) above) as specified in Section 2.07 and (iv) IP-IV Capital's Pro-Forma Annual Cash Interest Expense.

                             "Quarterly Date" means the last day of each March,
June, September and December, provided that, if any such date is not a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day.

                             "Related Documents" means the Intercompany Notes,
the Intercompany Loan Agreements, the Management Agreement, the Administration Agreements, the Borrower Partnership Agreement, ICM IV Intercompany Loan Agreement, the AVR Purchase Agreement, the DD Cable Agreement, the Greenville/Spartanburg Loan Agreement, the IP West Tennessee Loan Agreement, ICM IV Partnership Agreement, IP-IV Capital Partnership Agreement, Nashville Exchange Agreement, the Houston Loan Agreement, the B of A Loan Agreement, each Acquisition System Agreement and the partnership agreement or other governing documents of each Restricted Subsidiary and IP-Southeast.

                             "Responsible Person" means Leo J. Hindery, Jr.,
Edon V. Hartley, Thomas R. Stapleton or Derek Chang, so long as each is acting as a senior executive manager of the Borrower or any other individual acceptable to the Arranging Agents who is designated by the partner(s) of the Borrower.

                             "Restricted Payments" means (i) the declaration or
payment of any dividends or distributions on any partnership or other ownership interest in the Borrower or any Restricted Subsidiary, the application of any property or the assets of the Borrower or any Restricted Subsidiary to the purchase or acquisition, redemption or other retirement of, or the setting apart of any sum for the payment of any distributions on, or for the purchase, redemption or other retirement of, or the making of any other distribution by reduction of partnership or other ownership interests or otherwise in respect of any partnership or other ownership interest in the Borrower or any Restricted Subsidiary, (ii) the application of any property or assets of the Borrower or any Restricted Subsidiary to the prepayment of principal, and premium, if any, purchase or other acquisition, redemption or other retirement of indebtedness for Borrowed Money of the Borrower or any Restricted Subsidiary or Intercompany Loans or the setting aside of any sum therefor, (iii) any payment or other advance to any Affiliate of the Borrower,
(iv) the payment of any administration fee or management fee to any person other than Permitted Management Fee Payments and Permitted Administration Fee Payments and (v) any other payment or advance to any other Person, other than payments to trade creditors or to other Persons for services rendered in the ordinary course of business or other payments in the ordinary course of business.

                             "Restricted Subsidiary" means each of IP
Tennessee, IP West Tennessee, RMG, RMH and, from and after the Nashville Closing, IP-Southeast and any other Subsidiary designated as a Restricted Subsidiary by Borrower which is acquired or created in connection with a Permitted Acquisition and any other Subsidiary that the Borrower elects to designate as a Restricted Subsidiary; provided that at the time of the Borrower's designation such Subsidiary: (i) either (x) is directly or indirectly wholly owned by the Borrower or a Restricted Subsidiary or (y) meets the requirements of clauses (ii) to (iv) below and the Borrower is entitled to receive 100% of such Subsidiary's cash flow and all of the equity interests of such Subsidiary are pledged to the Agent, all on terms reasonably satisfactory to the Arranging Agents and 80% of the fully diluted equity of such Subsidiary is directly or indirectly owned by the Borrower and/or a Restricted Subsidiary,
(ii) has been designated in writing by the Borrower to the Agent as a Restricted Subsidiary, (iii) has entered into a Guarantee, and, in the event such Subsidiary has any subsidiaries, such subsidiary has entered into a

Hypothecation Agreement with respect to such types of collateral as are hypothecated by the Borrower and its Restricted Subsidiaries pursuant to Hypothecation Agreements, and (iv) shall agree in writing that it shall be treated as a Restricted Subsidiary for purposes of this Agreement.

                             "Revolving Credit Lender" means each Lender with a
Revolving Credit Commitment.

                             "Revolving Credit Borrowing" means a Borrowing
consisting of Revolving Credit Loans.

                             "Revolving Credit Commitment" has the meaning
ascribed to such term in Section 2.01.

                             "Revolving Credit Commitment Fee" has the meaning
ascribed to such term in Section 2.04.

                             "Revolving Credit Loans" has the meaning ascribed
to such term in Section 2.01.

                             "Revolving Credit Notes" has the meaning ascribed
to such term in Section 2.03.

                             "Revolving Credit Termination Date" has the
meaning ascribed to such term in Section 2.01.

                             "RMG" means Robin Media Group, Inc., a Nevada
corporation.

                             "RMG Indentures" means (i) the Indenture, dated as
of April 1, 1987, between Cooke Media Group Incorporated, as predecessor in interest to RMG, and Bank of Montreal Trust Company, as trustee and (ii) the Indenture, dated as of April 1, 1987 between Cooke Media Group Incorporated as predecessor in interest to RMG, and IBJ Schroder Bank &
Trust Company, as Trustee.

                             "RMH" means Robin Media Holdings, Inc., a Nevada
corporation.

                             "Senior Debt" means, on any date, the principal
amount of Consolidated indebtedness of the Borrower and the Restricted Subsidiaries for Borrowed Money, whether outstanding on the Closing Date or thereafter created, incurred or assumed, other than intercompany debt.

                             "Senior Leverage Ratio" means the ratio of (i)
Senior Debt as of the determination date in accordance with Section 8.01(a) to
(ii) Annualized Cash Flow.

                             "Shareholders' Agreement" means the Shareholders'
Agreement among the Borrower, RMH and TCID-IP V, Inc., dated as of July 26,
1996.

                             "Subsidiary" means any Person in which the
Borrower owns a direct or indirect equity interest.

                             "Systems" means each cable television system owned
by the Borrower or a Restricted Subsidiary (other than the Prime Houston Systems) and shall include, but not be limited to (i) those Systems listed on the attached Schedule II and (ii) each Acquisition System.

                             "Taxes" has the meaning ascribed to such term in
Section 5.04(a).

                             "TCI" means Tele-Communications, Inc.

                             "TCIC" means TCI Communications, Inc.

                             "Term Loan" has the meaning ascribed to such term
in Section 2.01.

                             "Term Loan Amount" has the meaning ascribed to
such term in Section 2.01.

                             "Term Loan Lender" means each Lender which has a
Term Loan Amount on which it has made a Term Loan.

                             "Term Notes" has the meaning ascribed to such term
in Section 2.03.

                             "Total Consolidated Debt" means the Consolidated
indebtedness for Borrowed Money of the Borrower, the Restricted Subsidiaries and IP-IV Capital taken as a whole minus the amounts shown on Schedule VI hereto.

                             "Total Consolidated Leverage Ratio" means the
ratio of (i) Total Consolidated Debt as of the date of determination after giving effect to any borrowing on that date to (ii) Annualized Cash Flow.

                             "Total Revolving Credit Commitment" has the
meaning ascribed to such term in Section 2.01.

                             "Total Term Loan Amount" has the meaning ascribed
to such term in Section 2.01.

                             "Unavailable Portion" means $125 million as such
amount may be reduced from time to time in accordance with Section 2.06(b); provided that as of and at all times after the earlier of the Nashville Closing and the Nashville Date, the Unavailable Portion shall be zero.

                             "Unrestricted Subsidiary" means each of AVR, DD
Cable Partners, DD Cable Holdings, IP II and, until the Nashville Closing, IP-Southeast and from and after the Closing Date, any other Subsidiary which is acquired or created which is not a Restricted Subsidiary.

                             "Unused Amounts" means (i) the aggregate amount of
capital expenditures which the Borrower, IP-IV Capital and the Restricted Subsidiaries were permitted to make during the prior fiscal year pursuant to Sections 8.02(m) minus (ii) the aggregate amount of capital expenditures which the Borrower, IP-IV Capital and the Restricted Subsidiaries made during the prior fiscal year.

                             "Viacom" means VSC Cable Inc.

                             "Viacom Nashville Acquisition" means the
acquisition by IP-Southeast of the Viacom Nashville System pursuant to the Nashville Exchange Agreement.

                             "Viacom Nashville System" means the cable
television assets of Viacom in Nashville, Tennessee, to be acquired by IP-Southeast pursuant to the Nashville Exchange Agreement.


                                   ARTICLE II

                       THE REVOLVING CREDIT AND TERM LOANS

                             Section 2.01.  The Revolving Credit and Term
Loans. Subject to the terms and conditions of this Agreement, each of the Lenders, severally and not jointly with the other Lenders, agrees to make (i) revolving credit loans (each a "Revolving Credit Loan" to the Borrower from time to time before July 1, 2004 (the "Revolving Credit Termination Date") in an aggregate principal amount at any one time outstanding not to exceed the sum of the amount set forth opposite each Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof (or of any supplement hereto), as its revolving credit commitment (for each Lender, its "Revolving Credit Commitment", and for all the Lenders, the "Total Revolving Credit Commitment") minus such Revolving Credit Lender's pro rata share of the Unavailable Portion from time to time, as such amount may be reduced from time to time pursuant to
Section 2.06 and (ii) term loans to the Borrower (each, a "Term Loan") in a single Borrowing on the date of the initial Revolving Credit Loan hereunder in an amount equal to the amount set forth opposite each Lender's name under the heading "Term Loan Amount" on the signature pages hereof (or of any supplement hereto) (for each Lender, its "Term Loan Amount" and for all the Lenders, the "Total Term Loan Amount").

                             Section 2.02.  Procedure for Borrowings.  (a)  The
Borrower may borrow pursuant to this Article II by giving the Agent, (i) in the case of ABR Loans, written notice prior to 12:00 Noon, New York City time, on the day and (ii) in the case of Eurodollar Loans, not less than three Business Days' written notice, of its request for Loans, which, in the case of either (i) or (ii) above, shall be in the aggregate amount of $500,000 or an integral multiple thereof, such notice to be substantially in the form of Exhibit A attached hereto in the case of Revolving Credit Loans and substantially in the form of Exhibit C attached hereto in the case of Term Loans. Such notice shall specify
(i) the date of the proposed borrowing (the "Borrowing Date"), (ii) the amount of such Borrowing, (iii) whether the Loans are to bear interest as ABR Loans or Eurodollar Loans, (iv) if the Loans are to bear interest as Eurodollar Loans, the term of the initial Interest Period therefor, and (v) the Applicable Margin initially in effect for such Loans and the Applicable Margin in effect for all other outstanding Eurodollar Loans hereunder (in each case after giving effect to such Revolving Credit Borrowings and any other contemporaneous borrowings and repayments of indebtedness for Borrowed Money).

                             (b) Upon receipt of any such notice from the
Borrower, the Agent shall forthwith give notice to each Revolving Credit Lender or Term Loan Lender, as the case may be, of the substance thereof. Not later than 2:00 P.M., New York City time on the Borrowing Date specified in such notice, each Revolving Credit Lender or Term Loan Lender, as the case may be, shall make available to the Agent in immediately available funds at the Principal Office of the Agent, such Revolving Credit Lender's or Term Loan Lender's, as the case may be, pro rata share of the requested Loans.

                             (c) Upon receipt by the Agent of all such funds and
upon satisfaction of each of the conditions set forth in Section 7.02 (and in the case of the initial Loans, Sections 7.01 and 7.02) hereof, the Agent shall disburse to the Borrower the Loans requested in such notice; provided, however, that in the event that all funds necessary to make the requested Loans are not received by the Agent prior to the time requested in the Borrower's notice, the Agent shall disburse to the Borrower the Loans in an amount equal to the amount of such funds as have been actually received by the Agent and are available for disbursement and shall promptly disburse amounts thereafter received to the Borrower. The Agent may, but shall not be required to, advance on behalf of any Revolving Credit Lender or Term Loan Lender, as the case may be, such Lender's pro rata share of the Loans requested to be made on a Borrowing Date unless such

Revolving Credit Lender or Term Loan Lender, as the case may be, shall have notified the Agent prior to the Borrowing Date that it does not intend to make available its pro rata share of the Loans on such date. If the Agent makes such advance, the Agent shall be entitled to recover such amount on demand from the Lender on whose behalf such advance was made, and if such Lender does not pay the Agent the amount of such advance on demand, the Borrower shall pay such amount to the Agent on demand. Until such amount is repaid to the Agent by such Revolving Credit Lender or Term Loan Lender, as the case may be, or the Borrower, as the case may be, such advance shall be deemed for all purposes to be a Loan made by the Agent. The Agent shall be entitled to recover from the Revolving Credit Lender or Term Loan Lender, as the case may be, or the Borrower, as the case may be, interest on the amount advanced by it for each day such amount is made available at a rate per annum equal to the applicable rate on the Loans made on the Borrowing Date.

                             (d) In lieu of delivering the written notice
described above, the Borrower may give the Agent telephonic notice of any request for borrowing by the time required under this Section 2.02; provided, that such telephonic notice shall be confirmed in writing by delivery (which may include telecopy transmission) of a written notice to the Agent by the close of business on the date of such telephonic notice.

                             Section 2.03.  Revolving Credit Notes and the Term
Notes. The Borrower's obligation to repay the Revolving Credit Loans shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit B (each, a "Revolving Credit Note") and the Borrower's obligation to repay the Term Loans shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit D attached hereto (each, a "Term Note"), in the case of either Note one such payable to the order of each Revolving Credit Lender or Term Loan Lender, as the case may be. The Revolving Credit Note of each Revolving Credit Lender shall be in the principal amount of such Revolving Credit Lender's Revolving Credit Commitment, dated the Closing Date, and be stated to mature on the Revolving Credit Termination Date and bear interest from the date thereof until maturity on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. The Term Note of each Term Loan Lender shall be in the principal amount of such Term Loan Lender's Term Loan Amount, dated the date on which the Term Loan is made and be stated to mature in installments as set forth in Section 2.07 hereof and bear interest from the date thereof until maturity on the principal amount of the Term Loan outstanding thereunder payable at the rates and in the manner determined pursuant to Section
4.03 hereof. Each Revolving Credit Lender or Term Loan Lender, as the case may be, is authorized to indicate upon the grid attached to either its Revolving Credit Note or Term Note all Loans made by it pursuant to this Agreement, all interest elections and payments of principal and interest thereon. Such notations shall be presumed correct absent manifest error as to such interest elections, the aggregate unpaid principal amount of either all Revolving Credit Loans or Term Loans made by such Revolving Credit Lender or Term Loan Lender, as the case may be, and interest due thereon, but the failure by such Revolving Credit Lender or Term Loan Lender, as the case may be, to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the obligations of the Borrower hereunder or under either the Revolving Credit Notes or Term Notes.

                             Section 2.04.  Revolving Credit Commitment Fee.
The Borrower shall pay to the Agent for the account of the Revolving Credit Lenders the commitment fee (the "Revolving Credit Commitment Fee") as set forth below:

                             (a) at such time as the Senior Leverage Ratio is
               greater than 4.0 times, an amount equal to (i) 0.375% per annum of the average daily unused amount of the Total Revolving Credit Commitment minus the Unavailable Portion (ii) plus 0.250% of the amount of the Unavailable Portion, in each case on the basis of a 365/6-day year for the actual number of days elapsed; and

                             (b) at such time as the Senior Leverage Ratio is
               less than or equal to 4.0 times, an amount equal to (i) 0.250% per annum of the average daily unused amount of the Total Revolving Credit Commitment minus the Unavailable Portion (ii) plus 0.125% of the amount of the Unavailable Portion, in each case on the basis of a 365/6-day year for the actual number of days elapsed.

                             The Revolving Credit Commitment Fee shall be
payable in arrears on each Quarterly Date and on the Revolving Credit Termination Date or the earlier termination of the Total Revolving Credit Commitment.

                             Section 2.05.  Other Fees.  The Borrower shall pay
to the Agent, the Arranging Agents, the Co-Agents and the Lenders certain closing-related fees and to pay to the Agent and the Arranging Agents other fees (the "Other Fees") in the amounts and at the time or times as may have been agreed between such parties.

                             Section 2.06.  Optional Cancellation or Reduction
of Total Revolving Credit Commitment and Term Loans. (a) The Borrower shall have the right, upon not less than three Business Days' written notice to the Agent and upon payment of the Revolving Credit Commitment Fee accrued through the date of such cancellation or reduction, to cancel the Total Revolving Credit Commitment in full or to reduce the amount thereof in part in minimum amounts as required by Section 2.06(c) below; provided that the amount of the Total Revolving Credit Commitment shall at no time be less than the unpaid principal amount of all Revolving Credit Loans then outstanding. All cancellations or reductions shall be permanent.

                             (b)  In connection with any reduction of the Total
Revolving Credit Commitment in accordance with this Section 2.06, the Unavailable Portion shall be reduced by an amount equal to the quotient obtained by dividing (i) the amount of such reduction of the Total Revolving Credit Commitment multiplied by the amount of the Unavailable Portion as of such date by (ii) the Total Revolving Credit Commitment prior to such reduction.

                             (c)  On the date of any reduction of the Total
Revolving Credit Commitment pursuant to Section 2.06, the

Borrower shall prepay Term Loans in a principal amount equal to (i) the aggregate amount of Term Loans outstanding immediately prior to such reduction of the Total Revolving Credit Commitment multiplied by (ii) the quotient obtained by dividing the amount of such reduction of the Total Revolving Credit Commitment by the amount of the Total Revolving Credit Commitment immediately prior to such reduction of the Total Revolving Credit Commitment. The aggregate amount of any reduction of the Total Revolving Credit Commitment plus the amount of the repayment of the Term Loans made pursuant to the immediately preceding sentence shall not be less than $5,000,000. The Borrower shall also be required to pay all accrued interest on the principal of the Term Loans being prepaid to the date of prepayment, and in the case of Eurodollar Term Loans which are prepaid prior to the last day of the Interest Period therefor, the amounts required by Section 5.03. All prepayments of Term Loans made pursuant to this
Section 2.06(c) shall be permanent. In allocating hereunder between Revolving Credit Loans and Term Loans, such allocations may be rounded to the nearest $100,000.

                             Section 2.07.  Mandatory Reductions of the Total
Revolving Credit Commitment. (a) If the Nashville Closing is consummated by the Nashville Date, the Total Revolving Credit Commitment will be reduced on the dates and to the amounts set forth below:

                                                  Total Revolving Credit
   Date                                               Commitment (000s)
   ----                                               ----------
January 1, 1999                                        $450,000
July 1,  1999                                          $427,500
January 1, 2000                                        $405,000
July 1, 2000                                           $380,000
January 1, 2001                                        $357,500
July 1, 2001                                           $320,000
January 1, 2002                                        $285,000
July 1, 2002                                           $237,500
January 1, 2003                                        $190,000
July 1, 2003                                           $142,500
January 1, 2004                                        $ 95,000
July 1, 2004                                           $      0

; provided that if prior to any such date the Borrower shall have reduced the Total Revolving Credit Commitment to less than the amount set forth above next to such date in accordance with Section 2.06, no such reduction of the Total Revolving Credit Commitment shall be made on such date.

                             (b) If the Nashville Closing is not consummated by
the Nashville Date, the Total Revolving Credit Commitment will be reduced on the dates and to the amounts set forth below:

                                                  Total Revolving Credit
   Date                                               Commitment (000s)
   ----                                               ----------
January 30, 1997                                      $350,000
January 1, 1999                                       $325,000
July 1,  1999                                         $275,000
January 1, 2000                                       $250,000
July 1, 2000                                          $225,000
January 1, 2001                                       $200,000
July 1, 2001                                          $175,000
January 1, 2002                                       $150,000
July 1, 2002                                          $125,000
January 1, 2003                                       $100,000
July 1, 2003                                          $ 75,000
January 1, 2004                                       $ 50,000
July 1, 2004                                          $      0


; provided that if prior to any such date the Borrower shall have reduced the Total Revolving Credit Commitment to less than the amount set forth above next to such date in accordance with Section 2.06, no such reduction of the Total Revolving Credit Commitment shall be made on such date.

                             Section 2.08.  Mandatory and Optional Prepayment.
(a) The Borrower shall have the right, on not less than two Business Days' written notice to the Agent, in the case of either Eurodollar Revolving Loans or Eurodollar Term Loans, and on written notice prior to 1:00 P.M. New York time, on the day to the Agent, in the case of either ABR Revolving Loans or ABR Term Loans, to prepay Revolving Credit Loans or prepay portions of the Term Loans, as the case may be, of the Revolving Credit Lenders or the Term Loan Lenders, as the case may be, bearing interest on the same basis and having the same Interest Periods, if any, in whole or in part, without premium or penalty, and if in part, in the aggregate principal amount required by Section 2.08(c) in the case of Term Loans, and in the aggregate principal amount of $500,000 or an integral multiple thereof in the case of Revolving Credit Loans, together with accrued interest on the principal being prepaid to the date of prepayment, and in the case of Eurodollar Revolving Loans, any amounts required by Section 5.03 and, in the case of Eurodollar Term Loans which are prepaid prior to the last day of the Interest Period therefor, the amounts required by Section 5.03, subject in each case, to the second sentence of Section 2.08. Each partial prepayment of a Term Loan shall be applied to installments of principal in the inverse order of their maturities. All Term Loan prepayments made pursuant to this Section 2.08(a) shall be permanent. Subject to Section 2.01, all Revolving Loan amounts prepaid may be reborrowed.

                             (b) In the event that the aggregate unpaid
principal amount of the outstanding Revolving Credit Loans shall at any time exceed the Total Revolving Credit Commitment, such excess shall be immediately due and payable to the Revolving Credit Lenders, pro rata in proportion to their respective Revolving Credit Commitments.

                             (c) On the date of any optional prepayment of Term
Loans pursuant to Section 2.08(a), the Total Revolving Credit Commitment shall be reduced by an amount equal to (i) the amount of the Total Revolving Credit Commitment immediately prior to such optional prepayment of the Term Loans multiplied by (ii) the quotient obtained by dividing the amount of such optional prepayment by the Total Term Loan Amount immediately prior to such optional prepayment of the Term Loans. The aggregate amount of any optional prepayment of Term Loans made in accordance with Section 2.08(a) plus the amount of the reduction of the Total Revolving Credit Commitment made pursuant to the immediately preceding sentence shall not be less than $5,000,000. If as a result of a reduction of the Total Revolving Credit Commitment made pursuant to this
Section 2.08(c) the aggregate unpaid principal amount of the outstanding

Revolving Credit Loans shall exceed the Total Revolving Credit Commitment, such excess shall be immediately due and payable to the Revolving Credit Lenders, pro rata in proportion to their respective Revolving Credit Commitments.

                             (d) The Term Loans shall be repaid in installments
payable on each January 1 and July 1, commencing on January 1, 1999, and ending on January 1, 2005 in the amounts set forth below.

   Date                                          Amount
   ----                                          ------
January 1, 1999                                 $500,000
July 1,  1999                                   $500,000
January 1, 2000                                 $500,000
July 1, 2000                                    $500,000
January 1, 2001                                 $500,000
July 1, 2001                                    $500,000
January 1, 2002                                 $500,000
July 1, 2002                                    $500,000
January 1, 2003                                 $500,000
July 1, 2003                                    $500,000
January 1, 2004                                 $500,000
July 1, 2004                                $107,250,000
January 1, 2005                             $107,250,000


                                   ARTICLE III

                                   [RESERVED]




                                   ARTICLE IV

                                    INTEREST

                             Section 4.01.  Interest on ABR Loans.  Each ABR
Revolving Loan and each ABR Term Loan (collectively, the "ABR Loans") shall bear interest from the date of such ABR Loan until maturity, or a conversion to a Eurodollar Loan, as the case may be, payable in arrears on the last day of each calendar quarter of each year, commencing with the first such date after the date hereof, and on the date such ABR Loans are repaid, at a rate per annum (on the basis of a 360-day year for the actual number of days involved whenever the Base Rate is based on the Federal Funds Rate and otherwise on the basis of a 365/6-day year for the actual number of days involved) equal to the sum of (i) the Applicable Margin and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate or Applicable Margin shall change.

                             Section 4.02.  Interest on Eurodollar Loans.
(a) Each Eurodollar Revolving Loan and each Eurodollar Term Loan (collectively, the "Eurodollar Loans") shall bear interest from (and including) the first day of each Interest Period to (but excluding) the last day of such Interest Period, payable in arrears with respect to Interest Periods of three months or less, on the last day of the applicable Interest Period, and with respect to Interest Periods longer than three months, on the three-month anniversary of the commencement of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved), determined by the Agent with respect to each Interest Period, equal to the sum (rounded upwards to the nearest 1/16 of 1%) of (i) the Applicable Margin and (ii) LIBOR, which rate shall change as and when said Applicable Margin shall change.

                             (b) The Interest Period for each Eurodollar Loan
shall be initially selected by the Borrower at least three Business Days prior to the beginning of such Interest Period in its notice of borrowing pursuant to
Section 2.02 in the case of the Eurodollar Revolving Loans, or pursuant to
Section 4.03 in the case of Eurodollar Term Loans. Subsequent Interest Periods shall be selected pursuant to the procedures set forth in Section 4.03. If the Borrower fails to notify the Agent of the Interest Period desired at least three Business Days prior to the last day of the then current Interest Period for an outstanding Eurodollar Loan, then such outstanding Eurodollar Loan shall become an ABR Loan at the end of the current Interest Period for such outstanding Eurodollar Loan.

                             (c) Notwithstanding the foregoing: (i) if any
Interest Period for a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and (ii) no Interest Period for a Eurodollar Loan may extend beyond the Maturity Date of the Loans (or portions thereof) or a mandatory prepayment date where the making of such prepayment would otherwise result in breakage costs with respect to such Interest Period unless Borrower reimburses Lenders for such breakage cost in accordance with
Section 5.03.

                             (d) Eurodollar Loans shall be made by each Lender
from its branch or affiliate identified as its Eurodollar Lending Office on the signature page hereto, or such other branch or affiliate as it may hereafter designate to the Borrower and the Agent as its Eurodollar Lending Office.

                             Section 4.03. Procedure for Interest Determination.
(a) Unless the Borrower shall make an election pursuant to Section 4.03(b) that the Loans or portions thereof shall bear interest as Eurodollar Loans, the Loans shall bear interest as ABR Loans.

                             (b) The Borrower shall give the Agent not less than
three Business Days' written notice of its request for portions of the Loans in the aggregate amount of $500,000 or an integral multiple thereof to bear interest as Eurodollar Loans. Such notice shall be in the form of Exhibit E attached hereto and shall specify (i) the date on which such election is to take effect (the "Election Date"), (ii) the aggregate amount of the Loans which are to bear interest as ABR Loans or Eurodollar Loans, (iii) when required, the term of the Interest Period therefor and (iv) the Applicable Margin in effect for such Loans and the Applicable Margin in effect for all other outstanding Loans hereunder (in each case after giving effect to any contemporaneous borrowings and repayments of indebtedness for Borrowed Money); provided, however, that there shall at no time be Eurodollar Loans outstanding having more than fifteen different

Interest Periods; and, provided further, that no Loan may commence bearing interest as a Eurodollar Loan so long as any Default or Event of Default shall have occurred and be continuing.

                             (c) Upon receipt of any such notice from the
Borrower, the Agent shall forthwith give notice to each Revolving Credit Lender or Term Loan Lender, as the case may be, of the substance thereof. Effective on such Election Date, the Loans or portions thereof as to which the election was made shall commence to accrue interest as set forth in this Article IV for the interest rate selected by the Borrower.

                             (d) In lieu of delivering the above described
notice, the Borrower may give the Agent telephonic notice hereunder by the required time under this Section 4.03; provided that such telephonic notice shall be confirmed in writing by delivery (which may include telecopy transmission) of a written notice to the Agent by the close of business on the date of such telephonic notice.

                             (e) No Loan shall be deemed to have been made for
purposes of Article VII hereof solely on account of the Borrower selecting an Interest Period pursuant to Section 4.02(b) or delivering any notice pursuant to
Section 4.03(b) or (d).

                             Section 4.04. Post Default Interest. After the
occurrence and during the continuance of any Event of Default and until such Event of Default is cured, the Applicable Margin shall increase by 2.00% per annum.

                             Section 4.05. Maximum Interest Rate. (a) Nothing in
this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor
Section 12.01 is intended to limit the rate of interest payable for the account of any Lender to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Lender by supervening provisions of U.S. Federal law.

                             (b) If the amount of interest payable for the
account of any Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article IV, would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

                             (c) If the amount of interest payable for the
account of any Lender in respect of any interest computation period is reduced pursuant to Section 4.05(b) and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this Section 4.05(c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 4.05(b).


                                    ARTICLE V

                            DISBURSEMENT AND PAYMENT

                             Section 5.01. Pro Rata Treatment. All payments of
interest and principal on the Loans, each payment of the Revolving Credit Commitment Fee and (except as provided in Section 5.04(c)) each reduction of the Total Revolving Credit Commitment shall be apportioned (i) in the case of payments relating to Revolving Credit Commitments or Revolving Credit Loans, among the Revolving Credit Lenders pro rata in the proportion which their respective outstanding revolving Credit Loans bear to all outstanding Revolving Credit Loans, or if no Revolving Credit Loans are outstanding, their outstanding Revolving Credit Commitments bear to the Total Revolving Credit Commitment, and (ii) in the case of payments relating to Term Loans, pro rata among the Term Loan Lenders in the proportion which their respective outstanding Revolving Credit Loans bear to all outstanding Revolving Credit Loans, or if no Revolving Credit Loans are outstanding, their outstanding Revolving Credit Commitments bear to the Total Revolving Credit Commitment, and
(ii) in the case of payments relating to Term Loans, pro rata among the Term Loan Lenders in the proportion which their respective outstanding Term Loans bear to all outstanding Term Loans (in the case of payments relating to the Term Loan Amounts or Term Loans). Except as permitted pursuant to Section 5.05, the Revolving Credit Notes or portions thereof as to which an election has been made pursuant to Section 4.03 and the Term Notes or portions thereof as to which an election has been made pursuant to Section 4.03 hereof shall at all times bear interest on the same basis (as ABR Loans and Eurodollar Loans), and the Interest Periods applicable thereto, if any, shall be of the same duration.

                             Section 5.02. Method of Payment. All payments
hereunder and under the Notes shall be made to the Agent for the account of the Lender or Lenders entitled thereto in lawful money of the United States and in immediately available funds at the Principal Office of the Agent at or prior to 1:00 P.M., New York City time, on the date when due. Any payment received after 1:00 P.M., New York City time, shall be deemed to have been made on the next succeeding Business Day.

                             Section 5.03. Compensation for Losses. In the event
that the Borrower makes any prepayment of any Eurodollar Loan hereunder (including upon acceleration of the Notes as provided in Section 9.01) or in the event an Election Date selected pursuant to Section 4.03 falls on a day other than the last day of the Interest Period for the amount so prepaid or as to which an election is made, or in the event the Borrower revokes any notice given under Section 2.02 or 4.03 with respect to a Eurodollar Loan, the Borrower shall pay to each Lender upon its demand an amount which will compensate such Lender for any loss or premium or penalty reasonably incurred by such Lender (or any Participant in the related Loan) as a result of such prepayment, election or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Lender's loans, or any part thereof. Such compensation shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not borrowed, for the period from the date of such payment or prepayment or failure to borrow to the last day of such

Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow), in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, the Applicable Margin included therein) over (ii) the amount of interest (as reasonably determined by such Lender or Participant) which would have accrued to such Lender or Participant on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market; provided that such Lender shall have delivered to the Borrower, within 60 days after the date of such payment or prepayment or failure to borrow, a certificate as to the amount of such loss or expense, which certificate shall set forth in reasonable detail the basis for such loss or expense and shall be conclusive in the absence of manifest error.

                             Section 5.04.  Taxes, Reserves and Additional
Costs.

                             (a) Taxes, Reserves and Additional Costs.  In the
event that any present or future applicable law, rule or regulation, or any change therein or in the interpretation or administration thereof, including any formal request, guideline, directive or policy (whether or not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof, or compliance by any Lender with any formal request, guideline, directive or policy of any such Governmental Authority:

                               (i) subjects any Lender or its applicable
lending office to any tax, duty, levy, impost, deduction, fee, liability or other charge (including the imposition of any withholding tax so long as such Lender has complied with Section 10.10) with respect to any Loan or any part of its Revolving Credit Commitment (other than any tax on or measured by the overall net income of such Lender) (individually a "Tax" and collectively "Taxes"); or

                              (ii) changes the basis of taxation of payments to
any Lender through its applicable lending office of principal of, or interest on, any Loan made by such Lender with respect to its Revolving Credit Commitment or of any other amounts payable hereunder, or any combination of the foregoing or subjects any such payment to any Tax (including the imposition of any withholding tax so long as such Lender has complied with Section 10.10) (other than any tax on or measured by the overall net income of such Lender); or

                             (iii) imposes, modifies or deems applicable any
reserve, capital adequacy, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, or any acquisition of funds by or for the account of an office of any Lender or its holding company in connection with any Loan, including, without limitation, Statutory Reserves (as defined below); or

                             (iv) imposes upon any Lender any other condition
with respect to any Loan, any part of such Lender's Revolving Credit Commitment, or this Agreement;

and the result of any of the foregoing (taking such Lender's policies into account) is to (x) increase the cost to such Lender of making, funding or maintaining any Loan or any part of its Revolving Credit Commitment hereunder or
(y) reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender or (z) require such Lender or its holding company to deposit any reserve, increase its capital or make any payment on or calculated by reference to any Loan made or sum received by it, or any part of its Revolving Credit Commitment, in each case by an amount which such Lender in its judgment reasonably deems material; then

                             (A) such Lender shall promptly notify the
               Borrower and the Agent of the happening of such event;

                             (B) such Lender shall promptly, and in any case
               within 90 days of the date when it becomes aware of the happening of such an event, deliver to the Borrower and the Agent a certificate, executed by an authorized officer of such Lender and delivered by a relationship officer thereof, stating the change which has occurred or the reserve requirements or other conditions which have been imposed or the formal request, direction or requirement with which such Lender has complied or will comply, or Tax to which it has or will become subject, together with the date thereof, the amount of such increased costs, reduction or payment (including any interest, penalties or expenses incurred or to be incurred in connection with the payment of any Tax), the way in which such amount has been calculated, and shall certify that this is the Lender's standard method of calculating such amount, that such amount is or will be calculated in a similar way for other borrowers of the Lender under similar circumstances, that compliance with such formal request, direction or requirement does not result in such Lender treating the Borrower in a manner inconsistent with its treatment of other borrowers which are subject to similar provisions, and that its method of allocating any such costs, reductions or payments is fair and reasonable; and

                             (C) the Borrower shall promptly pay to the Agent
               for transfer to such affected Lender such amount or amounts set forth in such certificate as will compensate such Lender for such additional costs, reduction or payment.

                             For purposes of this Section 5.04(a), "Statutory
Reserves" shall mean, with respect to a LIBOR Loan, the quotient (expressed as a decimal, rounded to the nearest 1/100 of 1%) obtained by dividing (i) the number one by (ii) one minus the aggregate of the reserve percentages expressed as a decimal established by the Board of Governors of the Federal Reserve System for Eurocurrency Liabilities as prescribed under Regulation D of said Board of Governors.

                             The certificate of the affected Lender as to the
additional amounts payable pursuant to this Section 5.04(a) delivered to the Borrower shall contain in reasonable detail the basis upon which such additional amounts have been calculated and shall be presumed correct absent manifest error. The provisions of this Section 5.04(a) shall be applicable to the Borrower and the affected Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed. Notwithstanding the foregoing, the Borrower will not be required to reimburse any Lender for any increased costs, reductions or payments under this Section 5.04(a) in respect of a period prior to 90 days preceding the date of request, unless the applicable law or regulation is imposed retroactively. In the case of a law or regulation which is retroactive in effect, such notice shall be provided to the Borrower not later than 90 days from the date that such Lender reasonably should have learned of such law or regulation, and the Borrower's obligation to compensate such Lender for such increased cost or reduction is contingent upon the provision of such timely notice (but any failure by such Lender to provide such timely notice shall not affect the Borrower's reimbursement obligations with respect to (a) costs or reduction incurred from the date as of which the law or regulation is effective to the date that is 90 days after such Lender reasonably should have learned of such law or regulation and (b) costs or reductions incurred following the provision of such notice). No failure on the part of any Lender to demand compensation under this Section 5.04(a) shall constitute a waiver of its right to demand such compensation on any other occasion in connection with any other similar or dissimilar event. If the affected Lender shall subsequently recoup costs for which such Lender has theretofore been compensated by the Borrower, such Lender shall promptly remit to the Borrower the amount of the recoupment.

                             Upon receipt of any certificate delivered in
accordance with this Section 5.04(a), the Borrower shall execute and deliver to any Lender upon its request such further instruments as may be necessary or desirable to give full force and effect to any payment required as set forth in such certificate, including, without limitation, a new Note of the Borrower to be issued in exchange for any Note theretofore issued.

                             The Borrower shall also hold each Lender harmless
and indemnify it for any stamp or other taxes (other than any tax on or measured by the overall net income of such

Lender) with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included in "Taxes"). The Borrower shall deliver to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder.

                             (b) Lending Office Designations. Before giving any
notice to the Borrower pursuant to this Section, a Lender shall, if possible, designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

                             (c) Replacement. Notwithstanding anything in this
Agreement to the contrary, upon delivery to the Borrower by a Lender of a notice under Section 5.04 or 5.05 hereof or a request for compensation or additional amounts pursuant to Section 5.04(a), the Borrower shall be entitled, at any time within 60 days of the receipt of such notice, to (i) pay all amounts then owing, whether or not due, to such Lender under this Agreement including the compensation or additional amounts so requested and (ii) either (A) replace such Lender with another bank reasonably acceptable to the Agent or (B) reduce the Total Revolving Credit Commitment provided under this Agreement by terminating in whole or in part the Revolving Credit Commitment of such Lender. Any reduction of the Total Revolving Credit Commitment pursuant to subclause (B) above shall not affect the aggregate dollar amount of the Revolving Credit Commitments of the remaining Lenders under this Agreement.

                             Section 5.05. Unavailability. If at any time any
Lender shall have determined in good faith (which determination shall be conclusive in the absence of manifest error) that the making or maintenance of any part of such Lender's Eurodollar Loans has been made impracticable or unlawful because of compliance by such Lender in good faith with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law), because

U.S. dollar deposits in the amount and requested maturity of such Eurodollar Loan are not available to the Lender in the London Eurodollar interbank market or because of any other reason, then the Agent, upon notification to it of such determination by such Lender, shall forthwith advise the other Lenders and the Borrower thereof. Upon such date as shall be specified in such notice and until such time as the Agent, upon notification to it by such Lender, shall notify the Borrower and the other Lenders that the circumstances specified by it in such notice no longer apply, (i) notwithstanding any other provision of this Agreement, such Lender's portion of such Eurodollar Loan shall automatically and without requirement of notice by the Borrower be converted to an ABR Loan and
(ii) the obligation of only such Lender to allow borrowing, elections and renewals of Eurodollar Loans shall be suspended, and, if the Borrower shall in a notice of borrowing or election request that such Lender make a Eurodollar Loan, the loan requested to be made by such Lender shall instead be made as an ABR Loan.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                             Section 6.01.  Representations and Warranties.
Borrower and, to the extent any of the following representations are applicable to IP-IV Capital, IP-IV Capital, represents and warrants to the Lenders that after giving effect to transactions to be completed on the Closing Date, as of the Closing Date:

                             (a)            Good Standing, Power and Partnership
Interests.

                             (i) The Borrower is a limited partnership, duly
organized and validly existing, in good standing, under the laws of the jurisdiction of its organization, and has the power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Borrower is classified as a partnership for Federal tax purposes and as a limited partnership for state income tax purposes and is not taxable as an association.

                             (ii) The general partners of the Borrower are
limited partnerships, duly organized and validly existing, in good standing, under the laws of the jurisdiction of their organization, and each has the power to own its property, to carry on its business as now being conducted and to act as a general partner of the Borrower and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business, including without limitation, acting as a general partner of the Borrower makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The general partners of the Borrower are classified as partnerships for Federal income tax purposes and as limited partnerships for state income tax purposes and none of them are taxable as an association.

                             (iii) IP Tennessee and IP-Southeast are general
partnerships, each duly organized and validly existing, under the laws of the jurisdiction of their organization, and each has the power to own its property, to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Each of IP Tennessee and IP-Southeast is classified as a partnership for Federal income tax and state income tax purposes and none of them is taxable as an association.

                             (iv) IP West Tennessee is a limited partnership,
duly organized and validly existing, in good standing, under the laws of the jurisdiction of its organization, and it has the power to own its property, to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. IP West Tennessee is classified as a partnership for Federal income tax purposes and as a limited partnership for state income tax purposes and none of them is taxable as an association.

                             (v) RMH and RMG are corporations, each duly
incorporated and validly existing, in good standing, under the laws of the jurisdiction of their incorporation, and each has the power to own its property, to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                             (b) IP-IV Capital, ICM IV and the Borrower. (i)
IP-IV Capital and ICM IV are the only partners of the Borrower. The partnership interests of the Borrower which are owned by IP-IV Capital and ICM IV are authorized by the Borrower Partnership Agreement and are free and clear of all Liens other than the Liens created on the date hereof by the Hypothecation Agreements.

                             (ii) Except as provided in the Borrower Partnership
Agreement or the partnership agreements, articles of incorporation or by-laws, as the case may be, of IP-IV Capital, ICM IV, IP-Southeast, IP West Tennessee, IP Tennessee, AVR, RMG, RMH, DD Cable Partners, DD Cable Holdings or IP II or the Shareholders' Agreement, there are no agreements or understandings with respect to the voting of the partnership or other equity interests of such entities; and there are no existing options, warrants, calls, convertible securities, commitments or agreements of any character calling for the issuance of additional partnership or other equity interests by any such entity, or for the transfer of any partnership interest or other equity interest to any Person other than the Shareholders' Agreement.

                             (c) Subsidiaries. (i) IP-Southeast, IP Tennessee,
IP West Tennessee, RMH, RMG, AVR, DD Cable Partners, DD Cable Holdings and IP II are the only Subsidiaries of the Borrower on the Closing Date.

                             (ii) After giving effect to the transactions
contemplated hereunder, the partnership interests and other equity interests in the Restricted Subsidiaries (which for purposes of this clause (ii) shall include IP-Southeast) are owned free and clear of all Liens other than Liens created on the date hereof by the Hypothecation Agreements.

                             (d) Authority. (i) The Borrower has full power and
authority to execute, deliver and perform each of the Credit Documents and each of the Related Documents to which it is a party, to grant to the Lenders the security interests and Liens described therein, to make the borrowings contemplated hereby, to execute and deliver the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary partnership action of the Borrower and its partners. No consent or approval of the partners of the Borrower is required as a condition to the validity or performance of, or the exercise by the Lenders or the Agent of any of their rights and remedies under, the Credit Documents to which it is a party (other than the execution of such Credit Documents by the general partner(s) of the Borrower), except for such consents and approvals which have been obtained and are in full force and effect.

                             (ii)  Each Restricted Subsidiary has full power
and authority to execute, deliver and perform each of the Credit Documents and each of the Related Documents to which it is a party, to grant to the Lenders the security interests and Liens described therein and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary partnership action of such Restricted Subsidiary and its partners or shareholders, as the case may be. No consent or approval of the partners or shareholders of any Restricted Subsidiary is required as a condition to the validity or performance of, or the exercise by the Lenders or the Agent of any of their rights and remedies under, the Credit Documents to which the

Restricted Subsidiaries are a party (other than the execution of such Credit Documents by the partner(s) or authorized officers of the Restricted Subsidiaries), except for such consents and approvals which have been obtained and are in full force and effect.

                             (iii) IP-IV Capital has full power and authority to
execute, deliver and perform its obligations under this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary partnership action of IP-IV Capital and its general partners. No consent or approval of the general partners of IP-IV Capital is required as a condition to the validity or performance of, or the exercise by the Lenders or the Agent of any of their rights and remedies under, this Agreement (other than the execution of this Agreement by the general partner(s) of IP-IV Capital), except for such consents and approvals which have been obtained and are in full force and effect.

                             (iv) ICM IV has full power and authority to
execute, deliver and perform each of the Credit Documents and each of the Related Documents to which it is a party, to grant to the Lenders the security interests and Liens described therein and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary partnership action of ICM IV and its partners. No consent or approval of the partners of ICM IV is required as a condition to the validity or performance of, or the exercise by the Lenders or the Agent of any of their rights and remedies under the Credit Documents to which ICM IV is a party (other than the execution of such Credit Documents by the partner(s)) except for such consents and approvals which have been obtained and are in full force and effect.

                             (e) Authorizations. All material authorizations,
consents, approvals, registrations, notices, exemptions and licenses with, to or from Governmental Authorities and other Persons which are necessary in connection with the acquisition of the Acquisition Systems, the borrowings hereunder, the grant of the security interests in and Liens on the collateral described in the Hypothecation Agreements, the Guarantees, the execution and delivery of the Credit Documents and the Related Documents by the Borrower, IP-IV Capital, ICM IV and any Restricted Subsidiary, the performance by the Borrower, IP-IV Capital, ICM IV and the Restricted Subsidiaries of their respective obligations hereunder and thereunder and the exercise by the Agent and the Lenders of their remedies hereunder and thereunder have been effected or obtained and are in full force and effect.

                             (f) Binding Agreement. This Agreement, each of the
other Credit Documents (other than the Notes) and each Related Document executed on or prior to the date hereof to which the Borrower, IP-IV Capital, ICM IV or any Restricted Subsidiary is a party constitutes, and the Notes and other Credit Documents and Related Documents executed after the date hereof, when executed and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower, IP-IV Capital, ICM IV or any Restricted Subsidiary, as the case may be, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                             (g) Litigation. Other than proceedings affecting
the cable television industry generally, there are no proceedings, investigations or labor controversies pending or, so far as the Borrower knows, threatened before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if there is a reasonable possibility of a determination adverse to the interests of IP-IV Capital, ICM IV, the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect or which relates to any Credit Document or Related Document (other than immaterial litigation relating to any Acquisition Systems Agreement) or the transactions contemplated hereby or thereby.

                             Neither the Borrower, IP-IV Capital, ICM IV nor any
Restricted Subsidiary is in default under or in violation of any Order of any court, arbitrator or Governmental Authority or of any statute or law or of any rule or regulation of any Governmental Authority, which default or violation has or might have a Material Adverse Effect; and none of them is subject to or a party to any Order of any court or Governmental Authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters. As used herein, the term "Order" includes any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Authority.

                             (h) No Conflicts. There is no statute, regu-
lation, rule, order or judgment, and no provision of any agreement or instrument binding on IP-IV Capital, the Borrower, its partners or a Restricted Subsidiary or affecting their respective properties (including each System previously acquired by the Borrower or a Restricted Subsidiary) and no provision of the Borrower Partnership Agreement or the partnership agreement or by-laws, as the case may be, of IP-IV Capital or any of the Restricted Subsidiaries or any general partner or shareholder thereof which would prohibit, or in any material way be inconsistent with or prevent the execution, delivery, or performance of the terms of any Credit Document or any Related Document or result in or require the creation or imposition of any Lien (other than Permitted Encumbrances) on any of the properties of the Borrower, IP-IV Capital or any of the Restricted Subsidiaries (including each System previously acquired by Borrower or a Restricted Subsidiary) as a consequence of the execution, delivery and performance of any Credit Document or Related Document or the transactions contemplated hereby and thereby (including the purchase or other acquisition of the Acquisition Systems). The execution, delivery and performance by the Borrower, IP-IV Capital and the Restricted Subsidiaries of each Credit Document and Related Document to which they are a party and the execution, issuance, delivery and performance of the Notes by the Borrower do not, and will not, as the case may be, (i) violate any provision of law applicable to the Borrower, IP-IV Capital or any Restricted Subsidiary or any of its general partners or shareholders, the Borrower Partnership Agreement or the partnership agreement of any of the Borrower's general partners or the partnership agreement or by-laws of any Restricted Subsidiary, or any order, judgment or decree of any court or other agency of government binding on the Borrower, any of its general partners or any Restricted Subsidiary, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any agreement or instrument binding on the Borrower or any of its general partners or any Restricted Subsidiary, or affecting their respective properties, or (iii) require any approval of partners or shareholders (other than the execution thereof by the partner(s) or authorized officer(s) of the Borrower or any Restricted Subsidiary) or any approval or consent of any Person under any agreement or instrument binding on the Borrower or any of its partners or any Restricted Subsidiary, or affecting their respective properties (including each System previously acquired by Borrower), other than approvals which have been previously obtained and are in full force and effect, and except for conflicts, inconsistencies, Liens, violations, breaches, approvals or consents which individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (i) Financial Condition. There has heretofore been delivered to the Lenders a pro forma consolidated income statement, a pro forma consolidated balance sheet and financial projections of the Borrower, in each case, dated as of, and for the three months ended March 31, 1996, and giving effect to the acquisition of all of the Systems listed on Schedule II, the Acquisition Systems and the Viacom Nashville System and the financing thereof, certified by a Responsible Person. All material assumptions with respect to such pro forma balance sheet are set forth therein. Such pro forma consolidated income statement, pro forma consolidated balance sheet and financial projections were prepared in good faith and the pro forma consolidated income statement and pro forma consolidated balance sheet were prepared in accordance with Regulation S-X as promulgated pursuant to the Securities Act of 1933, as amended.

                  (j) Taxes. The Borrower, IP-IV Capital and each Restricted Subsidiary have paid, or have made adequate provision for the payment of, all taxes shown to be due and payable on any assessment made against the Borrower, IP-IV Capital or any Restricted Subsidiary or any of their respective properties and all other taxes, assessments, fees, liabilities or other charges imposed on the Borrower, IP-IV Capital or any Restricted Subsidiary or any of their respective properties by any Governmental Authority, except for any taxes, assessments, fees, liabilities or other charges which are being contested in good faith and for which reserves which are adequate under GAAP have been established.

                  (k) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, or extend credit to others for the purpose of purchasing or carrying, any "margin security" as defined in Regulation G or Regulation U of the Board of Governors of the Federal Reserve System. The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby and the security arrangements contemplated hereby and by the Hypothecation Agreements and the Guarantees will not violate or be inconsistent with any of the provisions of Regulation U, G, T or X of the Board of Governors of the Federal Reserve System.

                  (l) Disclosure. None of the information relating to the Borrower, any Acquisition System, the AVR Transactions, the DD Cable Transactions, the Nashville Closing or any System delivered in writing to any Arranging Agent or any Lender in connection with the negotiation, execution and delivery of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that with respect to the projections contained in such information, the Borrower hereby represents and warrants that such projections were prepared on a reasonable basis and in good faith by the Borrower.

                  (m) Title to Properties. The Borrower and the Restricted Subsidiaries have good, valid and marketable title to, or valid leasehold interests in, all properties and assets as owned on the Closing Date and all properties and assets thereafter acquired in connection with the purchase of any System, except for such immaterial properties and assets as have been disposed of in the ordinary course of business and except for such defects in title which would not have a Material Adverse Effect. All such assets and properties are free and clear of all Liens and encumbrances except Permitted Encumbrances, and all consents and approvals required for the assignment and transfer of each material leasehold interest have been obtained.

                  (n) Compliance with ERISA. (i) Neither the Borrower nor any Restricted Subsidiary has engaged in a transaction with respect to any Plan which could reasonably be expected to subject the Borrower or any Restricted Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount that could have a Material Adverse Effect.

                  (ii) No Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent plan year of such Plan.

                  (iii) No liability under Sections 4062, 4063 or 4064 of ERISA has been or is expected by the Borrower to be incurred by it or any Restricted Subsidiary with respect to any Plan which is a single employer plan in an amount that would have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary has incurred or expects to incur any withdrawal liability with respect to any Plan which is a multiemployer plan in an amount which could have a Material Adverse Effect.

                  (iv) Insofar as the representations and warranties of the Borrower and the Restricted Subsidiaries contained in subsection (i) and (ii) relate to any Plan which is a multiemployer plan, such representations and warranties are made to the best knowledge of the Borrower and the Restricted Subsidiaries. As used in this Section , (A) "accumulated funding deficiency" shall have the meaning assigned to such term in Section 412 of the Code and
Section 302 of ERISA; (B) "multiemployer plan" and "plan year" shall have the respective meanings assigned to such terms in

Section 3 of ERISA; (C) "single employer plan" shall have the meaning assigned to such term in Section 4001 of ERISA; (D) "withdrawal liability" shall have the meaning assigned to such term in Part I of Subtitle E of Title IV of ERISA.

                  (o) Conduct of Business. The Borrower, IP-IV Capital and the Restricted Subsidiaries hold all authorizations, consents, approvals, registrations, franchises, rights pursuant to Pole Attachment Agreements, licenses and permits, with or from Governmental Authorities and other Persons as are required or necessary for them to own their respective properties and conduct their respective businesses as now conducted and as currently proposed to be conducted, except for those which the failure to so hold, in any one case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (p) Compliance with Laws and Organizational Documents. None of the Borrower, IP-IV Capital, ICM-IV or any Restricted Subsidiary is in violation of (i) any law, statute, rule, regulation, or order of any Governmental Authority (including, without limitation, Environmental Laws) applicable to any of them or any of their respective properties or assets except for such violations which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) their respective partnership agreements, articles of incorporation, by-laws or other organizational documents.

                  (q) Government Regulation. None of Borrower, IP-IV Capital, ICM-IV or any Restricted Subsidiary is or will be, after giving effect to the transactions contemplated by the Credit Documents and the Related Documents and the receipt of and use of Loans to be made hereunder, (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act or (iii) subject to any foreign, federal, state or local statute or regulation limiting their respective ability to incur indebtedness for Borrowed Money, pledge assets as collateral for such indebtedness or guarantee such indebtedness, as contemplated by any Credit Document or Related Document.

                  (r) Documents. Each of the representations and warranties given by or with respect to the Borrower, IP-IV Capital or any Restricted Subsidiary in the Related Documents is true and correct in all material respects, and each of the representations and warranties given in the Related Documents by or with respect to the other parties thereto is, to the best of the Borrower's knowledge, true and correct in all material respects. There has been no material amendment, modification or waiver of the terms of any Related Document since the initial execution thereof, other than such amendments, modifications or waivers previously consented to in writing by the Required Lenders. None of the Borrower, IP-IV Capital or any Restricted Subsidiary or, to the best of the Borrower's knowledge, any other Person is in default of any of its material obligations under any of the Related Documents, and each of the Related Documents is in full force and effect.

                  (s) Hypothecation Agreements. The provisions of the Hypothecation Agreements are effective to create in favor of the Lenders a valid, binding and enforceable security interest or Lien in all right, title and interest of the pledgors under the Hypothecation Agreements in the collateral described therein, and shall, upon proper recording or filing with the proper state and county authorities or delivery to the Agent of the Intercompany Notes, constitute a fully perfected first and prior security interest, Lien or mortgage, in all right, title and interest of the pledgors under the Hypothecation Agreements in such collateral, superior in right to any liens except for Liens, if any, permitted to be prior hereunder or under the Hypothecation Agreements, existing or future except, with respect to future Liens, as otherwise provided in the applicable Uniform Commercial Code, which the Borrower or any third Person may have against such collateral or interests therein.

                  (t) Environmental Protection. To the Borrower's knowledge, all real property directly or indirectly owned or leased by the Borrower is free of contamination from any substance or constituent thereof, currently identified or listed as hazardous or toxic pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., or any other Environmental Laws, that could result in the incurrence of material liabilities, or any other substance which has in the past or could at any time in the future cause or constitute a health, safety or environmental hazard to any person or property, including asbestos in any building, petroleum products, PCBs, pesticides, or radioactive materials. To the Borrower's knowledge, based on reasonable investigation, the Borrower has not caused or suffered to occur any release of any Contaminant into the environment or any other conditions that could result in the incurrence of material liabilities nor any material violations of any Environmental Laws. To the Borrower's knowledge, based on reasonable investigation, the Borrower has not caused or suffered to occur any condition on any of the Borrower's property that could give rise to the imposition of any lien under the Environmental Laws. To the Borrower's knowledge, based on reasonable investigation, the Borrower is not engaged in any manufacturing or any other operations which have a material effect on the Borrower, other than the use of petroleum products for vehicles, that require the use, handling, transportation, storage or disposal of any Contaminant, where such operations require permits or are otherwise regulated pursuant to the Environmental Laws.

                  (u) Insurance. All of the properties and operations of the Borrower and each Restricted Subsidiary of a character usually insured by companies of established reputation engaged in the same or a similar business similarly situated are insured in customary amounts, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such Persons, and the Borrower and the Restricted Subsidiaries carry, with such insurers in customary amounts, such other insurance, including larceny, embezzlement or other criminal misappropriation insurance and business interruption insurance, as is usually carried by companies of established reputation engaged in the same or a similar business similarly situated.

                  (v) Material Contracts. None of the Borrower, IP-IV Capital or any Restricted Subsidiary is a party to, and none of them and none of their respective properties are subject to or bound by, any agreement or instrument (other than the Credit Documents and the Related Documents) which (i) materially restricts their respective abilities to conduct business or (ii) could reasonably be expected to have a Material Adverse Effect.

                  (w) Performance of Agreements. None of the Borrower, IP-IV Capital or any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of the Borrower, IP-IV Capital or any Restricted Subsidiary, as the case may be, including, without limitation, the Related Documents, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

                  (x) Pole Attachment Agreements, Franchises, Licenses, Approvals of Regulatory Authorities, etc. Each Franchise necessary for the operation of the Systems is (or, prior to the acquisition of any Acquisition System by the Borrower or any Restricted Subsidiary, as the case may be, will
be) in full force and effect and no material default has (or at the time an Acquisition System is acquired will have) occurred and is continuing under or in respect of any of the provisions of any such Franchise except where such failure could not reasonably be expected to have a Material Adverse Effect. Each Pole Attachment Agreement necessary for the operation of the Systems is (or, prior to the acquisition of any Acquisition System by the Borrower or any Restricted Subsidiary, as the case may be, will be) in full force and effect and no material default has occurred and is continuing under or in respect of any of the provisions of any such Pole Attachment Agreement, except to the extent that the absence of such Pole Attachment Agreement or such default, individually or in the aggregate, does not have a Material Adverse Effect. No approval, application, filing, registration, consent or other action of any Governmental Authority is required to enable the Borrower or any

Restricted Subsidiary, as the case may be, to act pursuant to any such Pole Attachment Agreement or Franchise (except for the consents, authorizations, notices or other approvals referred to below). Neither the Borrower nor any Restricted Subsidiary has received any notice from the granting body, any other Governmental Authority or any other Person with respect to, nor does the Borrower or any Restricted Subsidiary have any knowledge of, any breach of any covenant under, or any default with respect to, or the termination, or threatened termination, for any reason of any such Pole Attachment Agreement or Franchise, which could have a Material Adverse Effect. The Borrower or a Restricted Subsidiary, as appropriate, will own or be licensed or otherwise have the right to use all licenses, permits, patents, trademarks, service-marks, trade names, copyrights, franchises, including authorizations and other rights (including, without limitation, rights under Pole Attachment Agreements, easement agreements, leases of real and/or personal property, right-of-way agreements, railroad crossing agreements, multiple dwelling unit agreements, programming agreements, transmission and retransmission agreements and subscriber agreements that are necessary for the operation of any System by the Borrower or such Restricted Subsidiary, except to the extent that the absence thereof shall not have a Material Adverse Effect. The Borrower or a Restricted Subsidiary, as appropriate, will own or be licensed or otherwise have the right to use all Franchises that are necessary for the operation of each System. The Borrower and each Restricted Subsidiary have complied in all material respects in accordance with cable industry standards with the Copyright Act of 1976, as amended, including (without limitation) filing the statements of account and making the royalty payments specified in Section 111 therein.

                  (y) Systems. Set forth on Schedule II is a true and complete list of all cable television systems owned by the Borrower or any Restricted Subsidiary other than the Prime Houston Systems.

                                   ARTICLE VII

                              CONDITIONS OF LENDING

                  Section 7.01. Conditions to the Making of the Initial Loans. The obligation of each Lender to make its Term Loan or its initial Revolving Credit Loans or both hereunder is subject to the conditions precedent that:

                  (a) The Notes. The Agent on behalf of the Lenders shall have received the Notes, as set forth in Section 2.03 hereof, duly executed by the Borrower.

                  (b) Opinion of Agent's Counsel. The Agent shall have received a favorable written opinion of Sullivan & Cromwell, counsel to the Agent, with respect to documents received by the Lenders and such legal matters as it may reasonably require.

                  (c) Opinion of Company Counsel. The Agent shall have received a favorable written opinion of (i) Pillsbury Madison & Sutro LLP, counsel for the Borrower, dated the date of the initial Borrowing Date, in substantially the form of Exhibit F-1, (ii) Borrower's FCC counsel dated the date of the initial Borrowing Date in substantially the form of Exhibit F-2 and (iii) Bruce Stewart, Esq., General Counsel of Borrower dated the date of the initial Borrowing Date, in substantially the form of Exhibit F-3.

                  (d) Hypothecation Agreements. The Agent on behalf of the Lenders shall have received the Hypothecation Agreements, duly executed by the pledgors thereunder granting in favor of the Lenders a first priority perfected security interest in the collateral specified therein together with (i) appropriate Financing Statements (Form UCC-1) under the Uniform Commercial Code for all jurisdictions as may be necessary or, in the opinion of the Lenders, advisable to perfect the security interests created by the Hypothecation Agreements signed by the pledgors thereunder and in a form suitable for filing,
(ii) such other documents and instruments in a form suitable for recording or filing, as necessary or, in the opinion of the Lenders, advisable to perfect the security interests created by the Hypothecation Agreements, (iii) original stock certificates of RMG and RMH with appropriate stock powers, (iv) all Intercompany Notes endorsed in blank together with letters from the makers thereof substantially in the form of Exhibit K and (v) evidence of the completion of such other actions necessary, or, in the opinion of the Lenders, advisable to perfect the security interests created by the Hypothecation Agreements.

                  (e) Guarantees. The Agent on behalf of the Lenders shall have received Guarantees duly executed by each Guarantor.

                  (f) Opinions of Affiliates' Counsel. The Agent shall have received opinions of Pillsbury Madison & Sutro LLP as to such matters relating to the Hypothecation Agreements and the Guarantees delivered by such partners as the Arranging Agents may reasonably request.

                  (g) Regulatory Approvals. Each consent, license, authorization or approval required to be obtained as of the Closing Date in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Credit Documents and the Related Documents, including without limitation the security interests in the collateral created by the Hypothecation Agreements, shall have been received and shall be in full force and effect, and the Agent shall have received copies thereof.

                  (h) Related Documents. The Agent shall have received certified copies of the Related Documents which shall be in form and substance reasonably satisfactory to the Arranging Agents (except as otherwise set forth herein); except for the Acquisition Systems Agreements, all representations and warranties contained therein on the part of the Borrower, the pledgors under the Hypothecation Agreements or the Guarantors shall be true and correct in all respects and (except as permitted under Section 8.02(k)) no material condition contained therein shall have been waived; all representations and warranties contained in the Acquisition Systems Agreements shall be true and correct in all material respects; and the Agent shall have received a copy of each opinion of counsel delivered in connection with each of the Related Documents and each transaction contemplated thereby.

                  (i) Payment of Fees. The Agent shall have received payment of all fees payable to it and the Lenders as of the Closing Date.

                  (j) Administration Agreements. The Borrower shall have entered into the Administration Agreements and the Lenders shall have received a certified copy thereof.

                  (k) Partnership Agreements. The Lenders shall have received certified copies of the partnership agreement or by-laws, as the case may be, for the Borrower, the partners of the Borrower, each Restricted Subsidiary and each Unrestricted Subsidiary.

                  (l) Equity Contributions. (i) One or more of the general and/or limited partners of IP-IV Capital (including, but not limited to, TCI or its subsidiaries) shall have made equity contributions to IP-IV Capital having a fair market value of not less than $240 million and IP-IV Capital shall have made an equity contribution to the Borrower of not less than $240 million.

                  (m) Preferred Equity Contributions. General Electric Capital Corporation shall have made preferred equity contributions to IP-IV Capital in an amount equal to not less than $25 million.

                  (n) TCI Contributions. TCI or its subsidiaries shall have made equity contributions to RMH in an amount equal to not less than $12 million.

                  (o) IP-IV Capital Notes. IP-IV Capital and IPCC shall have issued, on a joint and several basis, and sold the IP-IV Capital Notes in a unregistered offering and (i) not less than $200 million less fees and expenses applicable thereto shall be contributed as equity to Borrower; and (ii) $88,755,546.75 of the proceeds of which shall be used by IP IV Capital to establish the IP-IV Capital Escrow Account.

                  (p) Acquisition Systems Agreements. The Agent shall have received a copy of each Acquisition Systems Agreement, certified by the Borrower as a true and correct copy.

                  (q) Systems. The Borrower or a Restricted Subsidiary shall own each of the Systems set forth on Schedule II hereof and the Borrower or such Restricted Subsidiary shall have acquired such cable television system(s) in accordance with the terms of the relevant Acquisition Systems Agreement.

                  (r) Greenville/Spartanburg Contribution Agreement. The Agent shall have received a copy of the Greenville/Spartanburg Contribution Agreement, certified by the Borrower as a true and correct copy.

                  (s) IP Tennessee Loans. After giving effect to the transactions contemplated herein, all IP Tennessee Loans shall have been paid in full.

                  (t) RMG Bonds. All outstanding obligations of RMG under the RMG Indentures shall have been defeased in accordance with the terms of the RMG Indentures and the Agent shall have received a copy of an acknowledgement of the trustee(s) under the RMG Indentures acknowledging that upon receipt of funds sufficient to defease the obligations under the RMG Indentures the discharge of RMG's obligations under the RMG Indentures will be accomplished, certified as true and correct by the Borrower.

                  (u) Redemption of RMG Bonds. All arrangements necessary for the redemption of the debt securities issued under the RMG Indentures by a date no later than 50 days after the Closing Date shall have been made and the Arranging Agents shall be satisfied that such arrangements are sufficient to redeem such debt securities by such date.

                  (v) Total Consolidated Leverage Ratio. The Total Consolidated Leverage Ratio shall not be greater than 7.5x.

                  (w) Other Security Arrangements. The Agent shall have received executed Financing Statements and any amend-ments thereto under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Arranging Agents, advisable to maintain the security interests created by the Hypothecation Agreements.

                  (x) Equity Commitment. The Agent shall have received evidence reasonably satisfactory to the Arranging Agents that one or more general and/or limited partners of IP-IV Capital have delivered binding commitments to make equity contributions to IP-IV Capital of not less than $95 million as of the Nashville Closing to permit IP-IV Capital to thereupon make an equity contribution of not less than $95 million to the Borrower.

                  Section 7.02. Conditions to the Making of Each Loan. The obligation of each Lender to make each of its Loans (including its initial Loans, but not the Borrower's conversion, election or renewal of an existing Borrowing) hereunder is subject to the conditions precedent that:

                  (a) Compliance. On the Borrowing Date and after giving effect to such requested Loan (i) there shall have occurred no Default or Event of Default and (ii) the representations and warranties contained in Article VI shall be true and correct in all material respects with the same effect as though such representations and warranties had been made at the time of such Loan. The Borrower's notice of borrowing pursuant to Section 2.02 hereof shall be deemed to constitute a certification to the foregoing effect.

                  (b) Related Documents. The Agent shall have received copies of each Related Document and any amendments or supplements thereto not previously delivered to the Agent, certified as true and correct by the Borrower.


                                  ARTICLE VIII

                                    COVENANTS

                  Section 8.01. Affirmative Covenants. So long as the Borrower may borrow hereunder and until payment in full of the Notes and performance of all other obligations of the Borrower hereunder, the Borrower will:

                  (a) Financial Statements. Furnish to the Agent with sufficient copies for each Lender (i) as soon as available but in no event more than 45 days after the end of each of the Borrower's first three fiscal quarters, Consolidated balance sheets of the Borrower and the Restricted Subsidiaries as of the close of such period and Consolidated statements of income and expense and cash flows from the beginning of the then current fiscal year and from the beginning of such fiscal quarter to the close of such period, certified by a Responsible Person and accompanied by a certificate of said Responsible Person providing a calculation of the Senior Leverage Ratio as of the end of such fiscal quarter and stating whether or not the Applicable Margin should be adjusted, stating whether any event has occurred which constitutes a Default or Event of Default and as to which is no longer continuing and as to which the Lenders have been notified and, if so, stating the facts with respect thereto, and providing calculations which establish the Borrower's compliance with the requirements or restrictions imposed by Sections 8.02(a), (f), (l), (m), (n),
(o) and (p); (ii) as soon as available but in no event more than 120 days after the close of each of the Borrower's fiscal years beginning on or after January 1, 1997, copies of the annual audit report relating to the Borrower and its Restricted Subsidiaries in reasonable detail satisfactory to the Arranging Agents and prepared in accordance with GAAP by Price Waterhouse or other independent public accountants satisfactory to the Arranging Agents, together with financial statements consisting of Consolidated balance sheets of the Borrower and the Restricted Subsidiaries as of the end of such fiscal year and Consolidated statements of income and expense, retained earnings, partners capital and surplus and changes in cash flows of the Borrower and the Restricted Subsidiaries for such fiscal year, together with a certificate of a Responsible Person providing a calculation of the Senior Leverage Ratio and stating whether or not the Application Margin should be adjusted, stating whether any event has occurred which constitutes a Default or Event of Default and, if so, stating the facts with respect thereto, and providing calculations which establish the Borrower's compliance with the requirements or restrictions imposed by Sections 8.02(a), (f), (l), (m), (n), (o) and (p); (ii) as soon as available but in no event more than 120 days after the close of each of the Borrower's fiscal years beginning on or after January 1, 1997, copies of the annual audit report relating to the Borrower and its Restricted Subsidiaries in reasonable detail satisfactory to the Arranging Agents and prepared in accordance with GAAP by Price Waterhouse or other independent public accountants satisfactory to the Arranging Agents, together with financial statements consisting of Consolidated balance sheets of the Borrower and the Restricted Subsidiaries as of the end of such fiscal year and Consolidated statements of income and expense, retained earnings, partners capital and surplus and changes in cash flows of the Borrower and the Restricted Subsidiaries for such fiscal year, together with a certificate of a Responsible Person providing a calculation of the Senior Leverage Ratio and stating whether or not the Applicable Margin should be adjusted, stating whether any event has occurred which constitutes a Default or Event of Default and, if so, stating the facts with respect thereto, and providing calculations which establish the Borrower's compliance with the requirements or restrictions imposed by Sections 8.02(a), (f), (l), (m), (n),
(o), and (p); (iii) as soon as available but in no event more than 120 days after the close of each of the Borrower's fiscal years, a letter or opinion of the accountants who prepared the annual audit report relating to the Borrower and the Restricted Subsidiaries stating whether anything in such accountants' examination has revealed the existence of any event which is continuing that constitutes an Event of Default under Section 8.02(a), (f), (l), (m), (n), (o) and (p), and, if so, stating the facts with respect thereto; (iv) upon request, copies of any reports and management letters submitted to the Borrower by the Borrower's accountants in connection with any annual or interim audit of the books of the Borrower and the Restricted Subsidiaries, together with the Borrower's responses thereto, if any; (v) as soon as available, copies of all financial statements, reports, notices, and proxy statements sent by the Borrower in a general mailing to all its partners; (vi) such additional information, reports or statements as the Arranging Agents may from time to time reasonably request. Upon receipt of any such financial statements or additional information, the Agent shall forthwith forward copies thereof to each Lender; and (vii) to the extent that the Borrower calculates Annualized Cash Flow or Cash Flow through December 31, 1996 by reference to a three month period, an unaudited income statement for such three month period.

                  (b) Taxes. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower or a Restricted Subsidiary, as the case may be, (ii) reserves which are adequate under GAAP are maintained by the Borrower or a Restricted Subsidiary, as the case may be, with respect thereto, and (iii) any failure to pay and discharge such taxes, assessments and governmental charges will not have a Material Adverse Effect.

                  (c) Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible insurance companies against such risks, on such properties and in such amounts as is customarily maintained by similar businesses.

                  (d) Existence. (i) Maintain, and subject to Section 8.02(d), cause each Restricted Subsidiary to maintain, its partnership or corporate existence in good standing and (ii) qualify and remain qualified to do business as a foreign partnership or corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify would have a Material Adverse Effect. The Borrower will maintain, and will cause the Restricted Subsidiaries to maintain, the same fiscal year during and after the fiscal year ended December 31, 1995.

                  (e) Authorizations. Obtain, make and keep in full force and effect, and cause each Restricted Subsidiary to obtain, make and keep in full force and effect, all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against the Borrower, IP-IV Capital and the Restricted Subsidiaries of the Credit Documents.

                  (f) Maintenance of Records. For the Borrower and each of the Restricted Subsidiaries, keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountants as shall then be regularly engaged by the Borrower.

                  (g) Inspection. Permit, and cause each of the Restricted Subsidiaries to permit, the Arranging Agents and the Lenders to have one or more of their officers and employees, or any other Person designated by the Arranging Agents or the Lenders, upon prior reasonable notice visit and inspect any of the properties of the Borrower and the

Restricted Subsidiaries and to examine the minute books, books of account and other records of the Borrower and the Restricted Subsidiaries and make copies thereof or extracts therefrom, and discuss its affairs, finances and accounts with its officers and, at the request of the Lenders, with the Borrower's independent accountants, during normal business hours and at such other reasonable times and as often as the Lenders may reasonably desire.

                  (h) Maintenance of Property, etc. Subject to Section 8.02(c),
(i) except for ordinary wear and tear, maintain, keep and preserve, and cause each of the Restricted Subsidiaries to maintain, keep and preserve, all of their respective properties in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, and (ii) maintain, preserve and protect, and cause each of the Restricted Subsidiaries to maintain, preserve and protect, all Franchises, licenses, copyrights, patents and trademarks (except where the failure so to do, could not reasonably be expected to have a Material Adverse Effect) so that the businesses carried on in connection therewith may be properly conducted at all times.

                  (i) Conduct of Business. (i) Engage in, and cause each Restricted Subsidiary to engage in, as their respective principal businesses the direct or indirect ownership or operation of cable television systems, (ii) preserve, renew and keep in full force and effect, and cause each Restricted Subsidiary to preserve, renew and keep in full force and effect, all their respective material contracts, (iii) preserve, renew and keep in full force and effect and cause each Restricted Subsidiary to preserve, renew, and keep in full force and effect, all its Franchises and licenses necessary or desirable in the normal conduct of its business as now conducted, and (iv) comply with, and cause each Restricted Subsidiary to comply with, the terms of all instruments which evidence, secure or govern the indebtedness for Borrowed Money of the Borrower or any Restricted Subsidiary and the rules and regulations of all Governmental Authorities, including without limitation all rules and regulations promulgated by the Federal Communications Commission or any successor Governmental

Authority thereto, except where the failure to comply with clauses (i) through
(iv), in any one case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (j) Notification of Events of Default and Adverse Developments. Promptly notify the Agent upon the discovery by any Responsible Person or officer of the Borrower of the occurrence of (i) any Default or Event of Default hereunder; (ii) any event, development or circumstance whereby the financial statements most recently furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operating results of the Borrower and the Restricted Subsidiaries as of the date of such financial statements; (iii) any litigation or proceedings that are instituted or threatened (to the knowledge of the Borrower) against the Borrower or any Restricted Subsidiary or any of their respective assets which, if there is a reasonable possibility of a determination adverse to the interests of the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect; and (iv) each and every event which would be an Event of Default (or an event which with the giving of notice or lapse of time or both would be an Event of Default) under any indebtedness of the Borrower or any Restricted Subsidiary for Borrowed Money, such notice to include the names and addresses of the holders of such indebtedness and the amount thereof; (v) the repeal or revocation of any Franchise, Pole Attachment Agreement, authorization, consent, exemption or license with, to or from Governmental Authorities and other Persons which are necessary in connection with the operation of the Systems owned by a Restricted Subsidiary, except, to the extent that the repeal or revocation thereof, individually or in the aggregate, does not have a Material Adverse Effect; (vi) any other development in the business or affairs of the Borrower if the effect thereof could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower proposes to take or cause to be taken with respect thereto. Upon receipt of any such notice of default or adverse development, the Agent shall forthwith give notice to each Lender of the details thereof. The Borrower shall notify the Agent and the

Lenders of any and all amendments, modifications and waivers under any and all Related Documents promptly following such amendments, modifications and waivers.

                  (k) ERISA. Furnish to the Lenders:

                      (i) within ten days after a Responsible Officer knows that any "reportable event" (as defined in Section 4043(b) of ERISA), other than a reportable event for which the 30-day notice requirement has been waived by the PBGC, has occurred with respect to a Pension Plan, a statement setting forth details as to such reportable event and the action proposed to be taken with respect thereto;

                      (ii) within ten days after receipt thereof, a copy of any notice that the Borrower or any member of the ERISA Group may receive from the PBGC relating to the intention of the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Plan;

                      (iii) within ten days after filing with any affected party (as such term is defined in Section 4001 of ERISA) of a notice of intent to terminate a Pension Plan, a copy of such notice and a statement setting forth the details of such termination, including the amount of liability, if any, of the Borrower or any member of the ERISA Group under Title IV of ERISA;

                      (iv) within ten days after the adoption of an amendment to a Pension Plan if, after giving effect to such amendment, the Pension Plan is a plan described in Section 4021(b) of ERISA, a statement setting forth the details thereof;

                      (v) within 30 days after withdrawal from a Pension Plan during a plan year for which the Borrower or any member of the ERISA Group could be subject to liability under Section 4063 or 4064 of ERISA, a statement setting forth the details thereof, including the amount of such liability;

                      (vi) within 30 days after cessation of operations by the Borrower or any member of the ERISA Group at a facility under the circumstances described in Section 4062(e) of ERISA, a statement setting forth the details thereof, including the amount of liability of the Borrower or a member of the ERISA Group under Title IV of ERISA;

                      (vii) within ten days after adoption of an amendment to a Pension Plan which would require security to be given to the Pension Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, a statement setting forth the details thereof, including the amount of such security;

                      (viii) within ten days after failure by the Borrower or any member of the ERISA Group to make payment to a Pension Plan which would give rise to a lien in favor of the Plan under Section 302(f) of ERISA, a statement setting forth the details thereof, including the amount of such lien;

                      (ix) within ten days after the due date for filing with the PBGC, pursuant to Section 412(n) of the Code, of a notice of failure to make a required installment or other payment with respect to a Pension Plan, a statement setting forth details as to such failure and the action proposed to be taken with respect thereto; and

                      (x) within 30 days after receipt thereof by the Borrower or any member of the ERISA Group from the sponsor of a Multiemployer Plan, a copy of each notice concerning the imposition of withdrawal liability or the termination or reorganization of a Multiemployer Plan.

                  (l) Environmental Matters. (i) Comply, and cause each Restricted Subsidiary to comply, in all material respects with all applicable Environmental Laws, (ii) notify the Agent promptly after a Responsible Person becomes aware of any material release, adverse environmental condition or Environmental Claim in connection with the properties or facilities of the Borrower or any Subsidiary, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any other communication or report received by the Borrower or any Subsidiary in connection with any such matters as they may affect such premises, if such matter would be likely to cause a Material Adverse Affect.

                  (m) Intercompany Notes. The Borrower shall cause the payee of each Intercompany Note to deliver the original of such Intercompany Note endorsed in blank to the Agent promptly upon receipt thereof, together with (i) a letter from the maker of such Intercompany Note in substantially the form of Exhibit K hereto and (ii) such evidence of the due execution and delivery thereof as the Agent may reasonably request.

                  (n) Interest Rate Agreements. Commencing 60 days following the Closing Date and at all times prior to January 1, 2000 maintain either a fixed rate of interest or one or more Interest Rate Agreements with respect to a notional amount equal to no less than 40% of Total Consolidated Debt, which Interest Rate Agreements shall have an initial minimum term at the time entered into of the lesser of (i) two and one half years or (ii) the period ending January 1, 2000 and shall contain such terms and conditions as shall be satisfactory to the Arranging Agents.

                  Section 8.02. Negative Covenants. So long as the Borrower may borrow hereunder and until payment in full of the Notes and performance of all other obligations of the Borrower hereunder:

                  (a) Borrowing. The Borrower will not:

                  (i) Create, incur or assume any liability or obligation for Borrowed Money or permit any Restricted

Subsidiary so to do, except, (1) at such time as the Total Consolidated Leverage Ratio does not, and would not after giving effect to the contemplated incurrence of indebtedness for Borrowed Money, exceed 7.5x, (2) Intercompany Loans, (3) Capitalized Lease Obligations in an aggregate amount not greater than $5 million, and (4) other indebtedness of the Borrower or any Restricted Subsidiary (not including the indebtedness for Borrowed Money specified in clauses (2) and (3) above) in an aggregate principal amount not exceeding $10 million.

                  (ii) Permit any Unrestricted Subsidiary to create, incur, assume or suffer to exist any liability or obligation of indebtedness for Borrowed Money unless the terms of the agreements evidencing such indebtedness for Borrowed Money shall explicitly (1) limit the lender's recourse thereunder to the assets of such Unrestricted Subsidiary and (2) provide that such Unrestricted Subsidiary's partners or shareholders, as the case may be, shall have no liability in respect of such indebtedness for Borrowed Money.

                  (b) Borrowing by IP-IV Capital. IP-IV Capital will not create, incur, or assume any liability or obligations for Borrowed Money, unless (i) the Total Consolidated Leverage Ratio does not, and would not after giving effect to the contemplated incurrence of Borrowed Money, exceed 7.5x, (ii) IP-IV Capital immediately makes an equity contribution to the Borrower in an amount not less than the proceeds of such Borrowed Money excluding the reasonable expenses of obtaining such Borrowed Money, (iii) the Borrower uses the proceeds of the equity contribution made to it by IP-IV Capital to (1) make a Permitted Acquisition, (2) repay any portion of the Term Loans or (3) repay any Revolving Credit Loan and permanently reduce the Total Revolving Credit Commitment by such amount in accordance with Section 2.06, (iv) the terms and conditions of the agreements relating to such Borrowed Money are satisfactory to the Majority Lenders and (v) no Default or Event of Default exists, or would exist after giving effect to the contemplated incurrence of Borrowed Money.

                  (c) Mortgages and Pledges. The Borrower will not create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien upon or in any of their respective properties or assets, whether now owned or hereafter acquired, except (i) liens incurred in the ordinary course of business (other than Liens to secure indebtedness for Borrowed Money), (ii) liens in respect of Capitalized Lease Obligations which are permitted to be incurred under Section 8.02(a), (iii) Liens incurred in connection with a Permitted Acquisition; or enter into or suffer to exist any agreement or other instrument binding on the Borrower or any Restricted Subsidiary or affecting any of their respective properties which prohibits, requires the consent of any Person for or otherwise restricts the creation of any Lien in favor of the Lenders, and (iv) Permitted Encumbrances.

                  (d) Asset Acquisitions and Sales. (i) The Borrower will not
(A) purchase, lease or otherwise acquire, or permit any Restricted Subsidiary to purchase, lease or otherwise acquire, assets of any Person or sell, lease, or otherwise dispose of, or permit any Restricted Subsidiary to sell, lease or otherwise dispose of, any of their respective assets or enter into, or permit any Restricted Subsidiary to enter into, any agreement to do any of the foregoing, except (1) the Borrower and the Restricted Subsidiaries may exchange any equity interest in any Restricted Subsidiary held by it for any equity interest in any other Restricted Subsidiary held by the Borrower or any Restricted Subsidiary; provided, that in connection with each such exchange, the Borrower and each Restricted Subsidiary shall execute, deliver and file each document and other instrument necessary to maintain the Liens granted under the Hypothecation Agreements, (2) the Borrower and the Restricted Subsidiaries may sell or exchange assets with any Person; provided, that such assets sold or exchanged (x) do not contribute more than 10% of Cash Flow for the most recently completed four fiscal quarters and (y) when aggregated with all assets previously sold or exchanged by the Borrower and the Restricted Subsidiaries since the Closing Date, would not have generated Cash Flow in an amount in excess of 25% of Cash Flow for the most recently completed four fiscal quarters,
(3) the Borrower and the Restricted Subsidiaries may acquire any cable television system which provides service solely within the Permitted Region; provided, that the purchase price of such cable television system, when aggregated with the purchase price of all cable television systems which provide service solely within the Permitted Region which were acquired by the Borrower or a Restricted Subsidiary since the Closing Date shall not be greater than $50 million (excluding the acquisition of the Viacom Nashville System) (the percentages specified in clauses (2)(x) and (2)(y) above shall be increased to 15% and 30%, respectively, upon the Nashville Closing), and (4) IP IV Capital, the Borrower and its Restricted Subsidiaries may consummate the AVR Transactions and the DD Transactions; or

                  (B) Permit any Unrestricted Subsidiary to purchase, lease or otherwise acquire assets of any Person or sell, lease, or otherwise dispose of any of its assets, except purchases, leases, sales or other acquisitions or dispositions of assets, (1) on terms no less favorable than if such purchase, lease, sale or other acquisition or disposition were conducted on an arm's-length basis, (2) pursuant to agreements which expressly limit the recourse of the other party thereunder to such Unrestricted Subsidiary's assets,
(3) pursuant to agreements which expressly provide that such Unrestricted Subsidiary's partners or shareholders, as the case may be, shall have no liability for any claims or obligations owing in respect of such agreements, and
(4) as contemplated by the AVR Transactions, the DD Cable Transactions and the Nashville Closing.

                  (ii) IP-IV Capital will not sell, lease, or otherwise dispose of any of its assets, except (i) pursuant to the IP-IV Capital Escrow Transactions or (ii) an exchange of an equity interest in the Borrower or a Restricted Subsidiary for an equity interest in another Restricted Subsidiary held by the Borrower or a Restricted Subsidiary; provided, that in connection with each such exchange, IP-IV Capital shall execute, deliver and file each document and other instrument necessary to maintain the Liens granted under the Hypothecation Agreements.

                  (e) Mergers and Acquisitions. (i) The Borrower will not (A) enter into, or permit any Restricted Subsidiary to enter into, any merger or consolidation, except (x) the merger and consolidation transactions contemplated as part of the Nashville Closing (y) such acquisitions by merger or consolidation whereby upon completion of the merger the surviving entity becomes a Restricted Subsidiary; and (z) acquisitions of cable television systems which provide service solely within the Permitted Region; provided that the purchase price of any such cable television system, when aggregated with the purchase price of all cable television systems which provide service solely within the Permitted Region which were acquired by the Borrower, IP-IV Capital and the Restricted Subsidiaries since the Closing Date excluding the Viacom Nashville Acquisition, shall not be greater than $50 million; notwithstanding the foregoing, RMH shall be permitted to merge with and into RMG, with RMG as the surviving corporation.

                  (B) Permit any Unrestricted Subsidiary to enter into any merger or consolidation, except mergers or consolidations (1) with any required consent of the partners or shareholders, as the case may be, except for the sale of DD Cable Transactions and AVR Transactions, (2) on terms no less favorable than if such sale, lease or other disposition were conducted on an arm's-length basis, (3) pursuant to agreements which expressly limit the recourse of the other party thereunder to such Unrestricted Subsidiary's assets and (4) pursuant to agreements which expressly provide that such Unrestricted Subsidiary's partners or shareholders, as the case may be, shall have no liability for any claims or obligations owing in respect of such agreements.

                  (ii) IP-IV Capital will not enter into any merger or consolidation or purchase, lease or otherwise acquire assets of any Person, or enter into any agreement to do any of the foregoing, except (i) prior to the Nashville Date, the merger and consolidations contemplated as part of the Nashville Closing and (ii) acquisitions of cable television systems which provide service solely within the Permitted Region; provided that the purchase price of any such cable television system, when aggregated with the purchase price of all cable television systems which provide service solely within the Permitted Region which were acquired by the Borrower, IP-IV Capital and the Restricted Subsidiaries since the Closing Date shall not be greater than $50 million excluding the Viacom Nashville Acquisition.

                  (f) Contingent Liabilities. Neither IP-IV Capital nor Borrower shall assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon, or permit any Restricted Subsidiary or Unrestricted Subsidiary to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon, the obligation of any Person (all such transactions herein being referred to as "Contingent Liabilities"), except:

                      (i) in the ordinary course of business of the Borrower, IP-IV Capital, a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be;

                      (ii) the Contingent Liabilities which will be incurred in connection with a Permitted Acquisition; provided, that the incurrence of such Contingent Liabilities, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect;

                      (iii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower, IP-IV Capital, a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be; and

                      (iv) Contingent Liabilities created, incurred or assumed by any Unrestricted Subsidiary, provided that the terms of the agreements evidencing such Contingent Liabilities shall explicitly (1) limit recourse thereunder to the assets of such Unrestricted Subsidiary and (2) provide that such Unrestricted Subsidiary's partners or shareholders, as the case may be, shall have no liability in respect of such contingent liability.

                  (g) Loans and Investments. Neither IP-IV Capital nor Borrower shall purchase or acquire, or permit any Restricted Subsidiary to purchase or acquire, the obligations, stock or partnership interest of, or any other interest in, or make loans or advances to, any Person, except (i) direct obligations of the United States of America with a maturity not exceeding one year (or longer in the case of obligations of the United States of America constituting the IP-IV Capital Escrow Collateral), (ii) certificates of deposit with a maturity not exceeding one year issued by a Lender or a commercial bank, chartered under the laws of the United States or one of the States thereof and a member of the Federal Reserve System with a long-term debt rating in one of the two highest categories then provided for by a nationally recognized rating agency, (iii) commercial paper with a remaining maturity of 270 days or less with a debt rating in the highest category then provided for by a nationally recognized rating agency and issued by a corporation organized under the laws of any State, (iv) investments in mutual funds that invest in any of the foregoing investments described in clauses (i)-(iii) above, (v) Intercompany Loans, (vi) other loans to and investments in Persons that are engaged primarily in the cable television business, including pay cable service, or in the business of acquiring, owning, expanding, operating and maintaining cable television systems, or in directly related media activities including without limitations, data transmission services, telephony and the production and distribution of programming; provided that (x) the Total Consolidated Leverage Ratio (taking into account the Total Consolidated Debt on the date of determination) is less than 5.00:1.00 and (y) the Senior Leverage Ratio (taking into account the Senior Debt on the date of determination) is less than 4.00:1.00 and (z) the aggregate principal amount of such loans and investments do not exceed $25 million, (vii) the Borrower may make a loan to ICM IV pursuant to the ICM IV Intercompany Loan Agreement in the principal amount of not more than the lesser of (x) one-half of the aggregate equity contribution(s) made by ICM IV to IP-IV Capital and (y) $1.85 million and (viii) the DD Cable Transaction.

                  (h) Restricted Payments By Borrower. The Borrower shall not make, or permit any Restricted Subsidiary to make, any Restricted Payment, except (i) Restricted Payments made to the Borrower or a Restricted Subsidiary,
(ii) IP Capital, the Borrower and its Restricted Subsidiaries may make distributions from proceeds received in connection with the AVR Transactions,
(iii) distributions pursuant to the DD Cable Transactions, (iv) the Borrower may make Permitted Management Fee Payments and Permitted Administration Fee Payments, and (v) on and after February 1, 2000, provided that no Default or Event of Default exists or would exist after giving effect to the contemplated Restricted Payment, the Borrower may make Restricted Payments to IP-IV Capital in amounts equal to the amount of the cash interest to be paid on the IP-IV Capital Notes, at the time such cash interest payment is due and payable.

                  (i) Purchase of Equity Interests. Apply, or cause any Restricted Subsidiary to apply, any of its property or assets to the purchase, redemption or other retirement of, or set apart, or cause any Restricted Subsidiary to set apart, any sum for the purchase, redemption or other retirement of, or make, or cause any Restricted Subsidiary to make, any other distribution by reduction of capital or otherwise in respect of, any equity interests in the Borrower or any Restricted Subsidiary.

                  (j) Subsidiaries. The Borrower shall not own any Subsidiary other than the Restricted Subsidiaries, the Unrestricted Subsidiaries and any subsidiary acquired or formed in connection with a Permitted Acquisition.

                  (k) Transactions with Affiliates. Neither IP-IV Capital nor the Borrower shall enter into or permit to exist, or cause any Restricted Subsidiary to enter into or permit to exist, any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or any Restricted Subsidiary on terms that are less favorable to the Borrower than those that would be obtainable at the time in an arm's-length transaction with any Person who is not such an Affiliate; provided that this subsection (j) shall not be deemed to prohibit any transaction or payment provided for in any Related Document or any Permitted Management Fee Payment and Permitted Administrative Fee Payments, so long as at the time of such payment or transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

                  (l) Related Documents. Neither IP-IV Capital nor the Borrower shall amend, supplement or otherwise modify or waive any material term or condition of any Related Document without the consent of the Arranging Agents.

                  (m) Capital Expenditures. Neither IP-IV Capital nor the Borrower shall incur, or permit any Restricted Subsidiary to incur, any capital expenditure exceeding the amounts set forth below:

                        After Nashville                       Before Nashville
    Year                   Closing                                Closing
    ----                   -------                                -------

    1996               $105 million                           $79 million
    1997               $135 million plus                      $115 million plus
                       Unused Amounts                         Unused Amounts
    1998               $88 million plus                       $81 million plus
                       all Unused Amounts                     all Unused Amounts


                  (n) Senior Leverage Ratio. The Borrower shall not permit during any period specified below, the Senior Leverage Ratio to be more than:

            Ratio                                     Period

          5.75:1.00                          On or after the Closing Date
                                             and before January 1, 1997
          5.50:1.00                          On or after January 1, 1997
                                             and before January 1, 1998
          5.25:1.00                          On or after January 1, 1998
                                             and before July 1, 1998
          5.00:1.00                          On or after July 1, 1998 and
                                             before July 1, 1999
          4.75:1.00                          On or after July 1, 1999 and
                                             before January 1, 2000

          4.50:1.00                          On or after January 1, 2000
                                             and before July 1, 2000
          4.00:1.00                          On or after July 1, 2000 and
                                             before July 1, 2001
          3.75:1.00                          On or after July 1, 2001

                  (o) Interest Coverage Ratio. The Borrower shall not permit as of the end of any fiscal quarter, the Interest Coverage Ratio to be less than:

            Ratio                                     Period

          2.00:1.00                          On or after the Closing Date
                                             and before January 1, 2001

          2.25:1.00                          On or after January 1, 2001
                                             and before January 1, 2002

          2.50:1.00                          On or after January 1, 2002

                  (p) Annualized Cash Flow to Pro Forma Debt Service. The Borrower shall not permit as of the end of any fiscal quarter, the ratio of Annualized Cash Flow to Pro Forma Debt Service to be less than 1.10x.

                  (q) Ownership of the Borrower. IP-IV Capital shall not sell, pledge, mortgage, lease or otherwise dispose of any of its interest in the Borrower other than pursuant to the Credit Documents.

                  (r) Mortgages and Pledges. IP-IV Capital shall not create, incur, assume or suffer to exist any Lien upon or in any of its properties or assets, whether now owned or hereafter acquired, except (i) Permitted Encumbrances, and (ii) Liens created pursuant to the Credit Documents; or enter into or suffer to exist any agreement or other instrument binding on IP-IV Capital or affecting any of its properties (other than the Credit Documents) which prohibits, requires the consent of any Person for or otherwise restricts the creation of any Lien in favor of the Agent or the Lenders.

                  (s) Restricted Payments By IP-IV Capital. IP-IV Capital shall not make any Restricted Payment other than pursuant to the AVR Transactions and the IP-IV Capital Escrow Transactions.

                  (t) Conduct of Business. IP-IV Capital shall not engage in as its principal business any business other than the direct or indirect ownership or operation of cable television systems.

                  (u) Equity Contribution. IP-IV Capital shall as of the Nashville Closing, obtain under the commitments of one or more general and/or limited partners described in Section 7.01(x), an equity contribution of not less than $95 million, and immediately thereupon make an equity contribution in like amount to the Borrower on terms satisfactory to the Arranging Agents. No portion of the equity contributions which were counted for purposes of satisfying the condition precedent contained in Section 7.01 (l) may be counted for purposes of satisfying the obligations in this section (u).

                  (v) Greenville/Spartanburg Debt. The Borrower shall not create, incur, assume or suffer to exist Greenville/Spartanburg Debt in excess of $122.4 million.

                  (w) TCI Equity. IP-IV Capital shall issue equity to TCI or its subsidiaries in excess of $117.6 million with respect to the acquisition of the Greenville/Spartanburg Cable System.

                  (x) Use of Proceeds. The Borrower shall use the proceeds of the Loans only (i) to refinance all outstanding IP Tennessee Loans, (ii) to refinance all outstanding obligations of IP-Southeast under the Houston Loan and the B of A Loan, (iii) to refinance all outstanding Greenville/Spartanburg
Debt, (iv) to acquire 100% of the partnership interests of IP West Tennessee pursuant to the IP West Tennessee Contribution Agreement and acquire all outstanding obligations of IP West Tennessee under the IP West Tennessee Loan,
(v) to acquire RMH and refinance all outstanding obligations of RMH and RMG,
(vi) to make Permitted Acquisitions and (vii) for general partnership purposes, including working capital, capital expenditures and transaction costs associated with any transaction consummated by the Borrower or any Restricted Subsidiary which are permitted by the terms of this Agreement.


                                   ARTICLE IX

                                EVENTS OF DEFAULT

                  Section 9.01. Events of Default. If one or more of the following events (each an "Event of Default") shall occur:

                  (a) Default shall be made in the payment of (i) any installment of principal of any Loan when due and payable, whether at maturity or otherwise; or (ii) any installment of interest upon any Loan when due and payable or of any other amounts due hereunder, and such default shall continue unremedied for three Business Days; or

                  (b) Default shall be made in the due observance or performance of any term, covenant, or agreement contained in (i) Sections 8.01(d)(i), (ii) Section 8.02, (iii) any Hypothecation Agreement or
         (iv) any Guarantee; or

                  (c) Default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement, and such default shall have continued unremedied for a period of 30 days after any Responsible Person becomes aware, of such default; or

                  (d) Any representation or warranty made in any Credit Document or any statement or representation made in any certificate, report or opinion delivered in connection herewith shall prove to have been misleading in any material respect when made; or

                  (e) Any obligation of the Borrower (other than its obligations hereunder), any Restricted Subsidiary or any Guarantor for the payment of indebtedness for Borrowed Money (to the extent that such indebtedness exceeds $5,000,000 in the aggregate) is not paid when due or becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable, except obligations in the aggregate not in excess of $5,000,000 and for which adequate reserves have been provided in accordance with GAAP; or

                  (f) The Liens created by the Hypothecation Agreements shall at any time not constitute a valid and perfected Lien on the collateral described therein (to the extent perfection by filing, registration or possession is required herein or therein), subject to no equal or prior Lien, or any Hypothecation Agreement shall at any time cease to be in full force and effect (other than in accordance with the terms thereof) other than any loss of perfection or priority of the Lien on the Intercompany Notes, stock certificates or any Securities as defined in the Uniform Commercial Code, or due to the Agent's failure to maintain proper possession of the Intercompany Notes, or any party (other than the Lenders) thereto shall so assert in writing; or

                  (g) An involuntary case or other proceeding shall be commenced against the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 60 days; or

                  (h) The commencement by the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor of a voluntary liquidation or case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any of them to the entry of a decree or order for relief in respect of the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor or any substantial part of their respective property, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing of inability to pay their debts generally as they become due, or the taking of any action by the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor in furtherance of any such action; or

                  (i) One or more judgments against the Borrower, any Restricted Subsidiary or any Guarantor or any general partner or shareholder, as applicable, of the Borrower, any Restricted Subsidiary or a Guarantor or attachments against its property, which in the aggregate exceed $5,000,000, or the operation or result of which could be to interfere materially and adversely with the conduct of the business of the Borrower, such Restricted Subsidiary or such Guarantor or general partner or shareholder, as applicable, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 30 days; or

                  (j) Notice of intent to terminate a Pension Plan shall have been filed with any affected party (as defined in Section 4001 of ERISA), or notice of an application by the PBGC to institute proceedings to terminate a Pension Plan pursuant to Section 4042 of ERISA shall have been received by the Borrower, in each case only if the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) as of the date such notice is filed or received exceeds $100,000; the Borrower or any member of the ERISA Group incurs liability under Sections 4062(e), 4063 or 4064 of ERISA in respect of a Pension Plan in an amount in excess of $100,000; the Borrower or any member of the ERISA Group incurs any withdrawal liability with respect to any Multi employer Plan in an amount in excess of $100,000; an amendment is adopted to a Pension Plan which would require security to be given to such Pension Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA in an amount in excess of $500,000; the

         Borrower or any member of the ERISA Group fails to make a payment to a Pension Plan which would give rise to a Lien in favor of such Plan under Section 302(f) of ERISA in an amount in excess of $500,000; or

                  (k) There shall have occurred a breach of the Borrower Partnership Agreement, resulting in ICM IV and IP-IV Capital no longer acting as the general partners thereof or there shall have occurred a breach of the ICM IV Partnership Agreement, resulting in IMI and Leo J. Hindery, Jr. no longer acting as the general partners (except in the case of his death or physical or mental incapacity) thereof or there shall have occurred a breach of the IP-IV Capital Partnership Agreement, resulting in ICM IV no longer acting as the sole general partner thereof; or

                  (l) Leo J. Hindery, Jr. shall no longer act as President or no longer be the sole shareholder of IMI except in the case of his death or physical or mental incapacity; or

                  (m) IP-IV Capital shall fail to own directly 99.99% of the Borrower or ICM IV shall fail to own .01% of the Borrower; or

                  (n) TCI shall fail to own directly or indirectly 35% of the equity of the Borrower on a fully diluted basis at all times; or

                  (o) All outstanding bonds issued under the RMG Indentures shall not have been redeemed within 55 days after the Closing Date;

then (i) upon the occurrence or at any time during the continuance of any of the foregoing Events of Default, the obligation of the Lenders to make any further Loans under this Agreement shall terminate upon declaration to that effect delivered by the Agent to the Borrower and (ii) upon the happening of any of the foregoing Events of Default which shall be continuing, the Notes shall become and be immediately due and payable upon declaration to that effect delivered by the Agent to the Borrower; provided, that upon the happening of any event specified in Section 9.01(g) or (h), the Notes shall become immediately due and payable and the obligation of the Lenders to make any further Loans hereunder shall terminate without declaration or other notice to the Borrower. At any time the Notes shall become and be immediately due and payable in accordance with the foregoing, any Lender may realize on the security interest and lien, and exercise the rights, granted to it in Section 12.02. The Borrower expressly waives any presentment, demand, protest or other notice of any kind.


                                    ARTICLE X

                            THE AGENT AND THE LENDERS

                  Section 10.01. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder with such powers as are specifically delegated to it by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, including without limitation the execution and delivery by the Agent on behalf of such Lender of any document related thereto and the exercise by the Agent of the powers delegated to the Agent thereby, and the Agent hereby accepts such appointment subject to the terms hereof. The relationship between the Agent and the Lenders shall be that of agent and principal only and nothing herein shall be construed to constitute the Agent a trustee for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. The Agent: (a) shall not be responsible to any of the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Hypothecation Agreements, the Guarantees or any other Credit Document, or any certificate or other document referred to or provided for in, or received by any of the Lenders under or in connection with, this Agreement or the other Credit Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or the other Credit Documents or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (b) shall not be required to initiate or conduct any litigation or collection proceedings hereunder except to the extent requested by the Majority Lenders; and (c) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

                  Section 10.02. Sharing of Payments and Expenses. All funds received by the Agent in respect of payments made by the Borrower pursuant to, or from any Person on account of, this Agreement or any other Credit Document shall be distributed forthwith by the Agent among the Lenders, in like currency and funds as received, ratably in proportion to their respective interests therein. In the event that any Lender shall receive from the Borrower or any other source any payment of, on account of, or for or under this Agreement or any other Credit Document (whether received pursuant to the exercise of any right of set-off, banker's lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than pro rata, then such Lender shall purchase from each other Lender so much of its interest in obligations of the Borrower as shall be necessary in order that each Lender shall share such payment proportionately with each of the other Lenders; provided, that no Lender shall purchase any interest of any Lender that does not, to the extent that it may lawfully do so, set off against the balance of any deposit accounts maintained with it the obligations due to it under this Agreement; and provided further that nothing herein contained shall obligate any Lender to apply any set-off or banker's lien or collateral security permitted hereby first to the obligations of the Borrower hereunder if the Borrower is obligated to such Lender pursuant to other loans or notes, but any such application of proceeds shall be pro rata among the obligations of the Borrower to such

Lender. In the event that any purchasing Lender shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.


                  Section 10.03. The Agent's Liabilities. Each of the Lenders and the Borrower agrees that (i) neither the Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for their own gross negligence or willful misconduct, (ii) neither the Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Agent, and (iii) the Agent in such capacity shall be entitled to rely upon any notice, consent, certificate, statement or other document (including any telegram, cable, telex, facsimile or telephone transmission) believed by it to be genuine and correct and to have been signed and/or sent by the proper Persons.

                  Section 10.04. Defaults and Events of Default. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loans) unless it shall have received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to Section 10.08 hereof) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default and Event of Default as the Agent shall deem advisable in the best interest of the Lenders.

                  Section 10.05. Rights as a Lender. With respect to its Revolving Credit Commitment and the Loans made by it, The Bank of New York Company, Inc., in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it was not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any affiliates of the Borrower as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

                  The Borrower and each Lender, by their execution of this Agreement, hereby acknowledge that one or more of the Lenders or their affiliates may own or hereafter acquire limited partnership interests in IP-IV Capital. Borrower and each Lender agree that such Lenders shall be entitled to exercise or refrain from exercising their rights hereunder in their sole discretion and regardless of the interests of the other Lenders hereunder. The Borrower and each Lender hereby waive, to the extent permitted by applicable law, any action, claim, or defense against such Lenders based on or arising out of such ownership. Such waiver shall be binding upon each Participant or Assignee hereunder.

                  Section 10.06. Lender Credit Decision. Neither the Agent nor any of its officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Lenders as to, (a) the condition, financial or otherwise, of the Borrower, any Subsidiary, the pledgor under any Hypothecation Agreement or any Guarantor or the truth of any representation or warranty made herein or in any other Credit Document, or in connection herewith or therewith or (b) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other Credit Document or any other document or instrument related hereto or thereto. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Borrower, any Subsidiary, any Guarantor or any pledgor under a Hypothecation Agreement, whether such information comes into its possession on or before the date hereof or at any time thereafter. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will independently and without reliance upon the Agent or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Credit Document.

                  Section 10.07. Indemnification. The Lenders agree (which agreement shall survive payment of the Loans and the Notes) to indemnify the Agent, to the extent not reimbursed by the Borrower or Guarantors, ratably in accordance with their respective Revolving Credit Commitments or after the Revolving Credit Termination Date, their respective Loans (as of the time of the incurrence of the liability being indemnified against) from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document, or any action taken or omitted to be taken by the Agent hereunder or thereunder; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its officers or employees. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document or any amendments or supplements hereto or thereto, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.

                  Section 10.08. Failure to Act. Except for action expressly required of the Agent hereunder or under any other Credit Document, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  Section 10.09. Resignation of Agent. Subject to the appointment and acceptance of a successor to the Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrower. If no successor Agent reasonably acceptable to the Borrower shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after a retiring Agent's giving of notice of resignation or the Majority Lenders' removal of such retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Borrower, which shall either be a Lender or be a bank organized under the laws of the United States of America or any State having an office (or an affiliate with an office) in New York, New York, and a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After a retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

                  Section 10.10. Withholding Tax Exemption. At least four Business Days prior to the Closing Date or, if such date does not occur within thirty days after the date of this Agreement, by the end of such thirty day period, each Lender agrees that it will deliver to the Borrower and the Agent either (a) a statement that it is organized under the laws of or incorporated in the United States of America or (b) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, indicating in each case that such Lender either is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes as permitted by the Code or, as the case may be, may be entitled to a reduced rate of withholding under a relevant tax convention or treaty. Each Lender which delivers to the Borrower and the Agent a Form 1001 or 4224, or successor applicable form, pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224, or successor applicable form, as the case may be, as and when the previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect, unless in any of such cases an event has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable.


                  Section 10.11. Duties and Obligations of Arranging Agents and Co-Agents. The Arranging Agents and Co-Agents have no duties or obligations in such capacity under this Agreement.

                                   ARTICLE XI

                  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

                  Section 11.01. Consent to Jurisdiction. The Borrower and IP-IV Capital each hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in The City of New York located in the borough of Manhattan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and each other Credit Document. The Borrower and IP-IV Capital each hereby appoint CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York, 10019, as its authorized agent on whom process may be served in any action which may be instituted against it by the Agent or the Lenders in any state or federal court in New York City, arising out of or relating to any Loan or this Agreement and each other Credit Document. Service of process upon such authorized agent and written notice of such service to the Borrower or IP-IV Capital, as the case may be, shall be deemed in every respect effective service of process upon the Borrower or IP-IV Capital, as the case may be, and the Borrower and IP-IV Capital each hereby irrevocably consent to the jurisdiction of any such court in any such action and to the laying of venue in The City of New York. The Borrower hereby irrevocably waives any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, nothing herein shall in any way affect the right of the Agent or any Lender to bring any action arising out of or relating to the Loans or this Agreement and each other Credit Document in any competent court elsewhere having jurisdiction over the Borrower or IP-IV Capital, as the case may be, or its property.

                  Section 11.02. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section 12.01. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

                  Section 12.02. Set-off. As security for its obligations hereunder, the Borrower hereby grants to each Lender a security interest in, lien upon, and right of set-off against any amounts standing to the credit of the Borrower on the books of such Lender in any deposit or other account maintained with any branch of such Lender.

                  Section 12.03. Expenses; Indemnification. The Borrower agrees to pay (a) all reasonable out-of-pocket expenses of the Arranging Agents (including the reasonable fees and expenses of Sullivan & Cromwell, as counsel to the Agent) in connection with the preparation of this Agreement and the other Credit Documents and any amendments or supplements hereto or thereto or waivers or consents relating hereto or thereto and (b) all out-of-pocket expenses incurred by the Arranging Agents and any Lender, including reasonable fees and disbursements of counsel and other professional fees, in connection with a Default or Event of Default, the enforcement of the Credit Documents and collection and other proceedings resulting therefrom. The Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the other Credit Documents.

                  In addition to the payment of expenses pursuant to the preceding paragraph, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees (which agreement is in addition to the provisions of Section 5.04(a) and not in duplication or limitation thereof) to indemnify, pay and hold the Lenders, and the officers, directors, employees and agents of the Lenders (collectively called the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents and any liability arising from any Environmental Law, the Lenders' agreement to make the Loans or, the making of the Loans, or in any way arising from any actions in connection with the transactions contemplated by the Related Documents, including without limitation, the pledge or release of any collateral and in particular the pledges of partnership interests or the use or intended use of the proceeds of the Loans (the "indemnified liabilities"); provided that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

                  Section 12.04. Amendments. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Agent or Arranging Agent are affected thereby, by the Agent or each Arranging Agent, as appropriate); provided that no such amendment, waiver or modification shall, unless signed by all the Lenders, (i) increase the Revolving Credit Commitment or Term Loan Amount of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, contained in Section 2.07, (iii) make any change in the amortization schedule of the Term Loan contained in
Section 2.08(d) or any scheduled
reduction in the Total Revolving Commitment, (iv) release all or substantially all of the Liens or collateral under any Hypothecation Agreement (except Liens on property which is otherwise permitted to be disposed of hereunder), (v) change the number of Lenders required to approve an acquisition under Section 8.02(d) or an amendment, modification under Section 8.02(q), (vi) amend the definition of Nashville Date, or (vii) change the percentage of any of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement. Any Lender which has sold a participating interest in its Loans or its Revolving Credit Commitment pursuant to Section 12.08 shall be entitled to split its vote to account for the exercise of any voting right granted to a Participant with respect to such participating interest permitted by Section 12.08.

                  Section 12.05. Cumulative Rights and No Waiver. Each and every right granted to the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent, the Arranging Agent or the Lenders to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Agent, the Arranging Agents or the Lenders of any right preclude any other or future exercise thereof or the exercise of any other right.

                  Section 12.06. Notices. Any communication, demand or notice to be given hereunder or with respect to the Notes will be duly given when delivered in writing (which may include by telecopy transmission) to a party at its address:

         If to the Borrower, at

                  235 Montgomery Street
                  Suite 420
                  San Francisco, California 94104

                  Attention: Leo J. Hindery, Jr. and Edon V. Hartley
                  Telecopy:  (415) 397-3978

         with a copy to

                  Pillsbury Madison & Sutro LLP
                  235 Montgomery Street
                  San Francisco, California 94104
                  Attention:  Mark J. Coleman, Esq.

         If to the Agent, at

                  The Bank of New York
                  Communications, Publishing &
                    Entertainment Division
                  One Wall Street, 16th Floor
                  New York, New York  10286

                  Attention:  Wade E. Layton
                              Vice President
                  Telephone:  (212) 635-8693
                  Telecopy:   (212) 635-8593

with a copy to, in the case of all Borrowing notices, prepayment notices under
Section 2.02 and notices under Section 4.03(b), and to the attention of, in the case of all fundings by the Lenders:

                  The Bank of New York, as Agent
                  Agency Function Administration
                  One Wall Street, 18th Floor
                  Attention:  Genoveso Caviness
                  Telephone:  (212) 635-4694
                  Telecopy:   (212) 635-6365 (or 6366/6367)
except that any notice, request or demand by the Borrower to or upon the Agent or the Lenders pursuant to Sections 2.02 and 4.03(b) shall not be effective until received.

                  If to any Lender, at its address as indicated on the signature page hereto.

                  Section 12.07. Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  Section 12.08. Assignments and Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower may not assign any of its rights hereunder without the prior written consent of the Lenders.

                  (b) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Revolving Credit Commitment or any or all of its Loans, in each case, in minimum amounts of $5,000,000. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any or certain modifications, amendments or waivers of this Agreement without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.03, 5.04 and

12.03 with respect to its participating interest; provided that all amounts payable to a Lender for the account of a Participant under Sections 5.03, 5.04 and 12.03 shall be determined as if such Lender had not granted such participation to the Participant. An assignment or other transfer which is not permitted by Section 12.08(c) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 12.08(b).

                  (c) With the written consent of the Borrower (which consent will not be unreasonably withheld or delayed) and the Agent, any Lender may assign to one or more banks or other institutions (each an "Assignee") all, or a part of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Lender; provided that the written consent of the Borrower shall not be required in respect of any assignment in whole or in part, (i) to another Lender, (ii) to an Affiliate of any Lender,
(iii) to a Federal Reserve Lender or (iv) to any Person if a Default or Event of Default has occurred and is continuing. Upon execution and delivery of such an instrument and upon notice to the Agent together with payment to the Agent of a processing fee in the amount of $3,000, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 12.08(c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee.

                  (d) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section
5.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of section 5.04 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist.

                  Section 12.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

                  Section 12.10. Survival. All representations and warranties made by the Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, (i) shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans regardless of any investigation made by, or on behalf of, the Lenders, and (ii) shall continue in full force and effect as long as any Loan or any fee payable or contemplated hereunder or any other amount payable under any other Credit Document is outstanding and unpaid and so long as the Total Revolving Credit Commitment has not been terminated.


                                  ARTICLE XIII

                                LIMITED RECOURSE

                  Section 13.01. Limited Recourse. No Lender shall have recourse to any limited or general partner of the Borrower or any limited or general partner of such partner for the payment of any obligation of the Borrower hereunder, except as provided in the Guarantees and the Hypothecation Agreements.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  INTERMEDIA PARTNERS IV, L.P.

                                  By:  InterMedia Capital Management IV,
                                       L.P.

                                       By:  InterMedia Management, Inc.

                                            By: /s/ Leo J. Hindery, Jr.
                                                --------------------------------
                                                Name:
                                                Title:


                                  INTERMEDIA CAPITAL PARTNERS IV, L.P., solely for purposes of its representations and covenants contained in Sections 6.01 and 8.02 hereof:

                                  By:   InterMedia Capital Management IV,
                                        L.P.

                                        By:  InterMedia Management, Inc.


                                             By: /s/ Leo J. Hindery, Jr.
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                  THE BANK OF NEW YORK, as Agent and
                                  Arranging Agent


                                  By: /s/ Wade Layton
                                      ------------------------------------------
                                      Name: Wade Layton
                                      Title: Vice President

                                   NATIONSBANK OF TEXAS, N.A., as Arranging
                                      Agent and Syndication Agent

                                        By: /s/ Whitney L. Busse
                                            ------------------------------------
                                            Name: Whitney L. Busse
                                            Title: Vice President


                                   TORONTO-DOMINION (TEXAS), INC., as
                                      Arranging Agent and Syndication Agent


                                        By: /s/ Lisa Allison
                                            ------------------------------------
                                            Name: Lisa Allison
                                            Title: Vice President



Revolving
Credit                              Term Loan
Commitment                           Amount
- ----------                           ------

$158,333,333.34                     $73,333,333.34

                                        THE BANK OF NEW YORK COMPANY, INC.,


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                           Address:  16th Floor
                                                     One Wall Street
                                                     New York, New York 10286

                                           Eurodollar Lending Office:
                                                     16th Floor
                                                     One Wall Street
                                                     New York, New York  10286

                                           Attention:  Wade E. Layton
                                           Telephone:  (212) 635-8693
                                           Telecopy:   (212) 635-8593


Revolving
Credit                              Term Loan
Commitment                            Amount
$158,333,333.33                     $73,333,333.33



                                NATIONSBANK OF TEXAS, N.A.

                                              By:
                                                  ------------------------------
                                                  Name:  Whitney L. Busse
                                                  Title: Vice President

                                        Address:  901 Main Street,
                                                  64th Floor
                                                  Dallas, Texas  75202


                                     Eurodollar Lending Office:
                                                  901 Main Street,
                                                  14th Floor
                                                  Dallas, Texas  75202

                                     Attention: Whitney L. Busse
                                                Vice President

                                     Telephone: (214) 508-0950
                                     Telecopy:  (214) 508-9390


Revolving
Credit                              Term Loan
Commitment                            Amount

$158,333,333.33                     $73,333,333.33


                                              TORONTO-DOMINION (TEXAS), INC.


                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:

                                              Address:  909 Fannin Street
                                                        Houston, Texas  77010

                                              Eurodollar Lending Office:
                                                       The Toronto-Dominion Bank
                                                       909 Fannin Street
                                                       Houston, Texas  77010

                                              Attention:
                                              Telephone: (713) 653-8244
                                              Telecopy: (713) 951-9921